Exhibit 10.2

***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

CO-PROMOTION AGREEMENT

THIS CO-PROMOTION AGREEMENT (“Agreement”) is entered into effective on and as of June 14, 2012 (“Effective Date”) by and between Horizon Pharma USA, Inc. (“Horizon”) and Mallinckrodt LLC (“Mallinckrodt”). Each of Horizon and Mallinckrodt are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

WHEREAS, Horizon is the owner of a branded pharmaceutical dosage product that is a proprietary single-tablet combination of the non-steroidal anti-inflammatory drug ibuprofen and the histamine H2-receptor antagonist famotidine, indicated for relief of the signs and symptoms of rheumatoid arthritis and osteoarthritis and to decrease the risk of developing upper gastrointestinal ulcers, which in the clinical trials was defined as a gastric and/or duodenal ulcer, in patients who are taking ibuprofen for those indications, and marketed under the name DUEXIS® in the United States (“Product”), and

WHEREAS, the Parties have determined that it is in their mutual interest to enter into a relationship whereby Mallinckrodt’s sales force will promote the Product on the terms and conditions set forth herein,

NOW THEREFORE, in consideration of the foregoing premises and the comments set forth herein below, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

1.1	“Act” means the United States Food, Drug and Cosmetic Act, 21 U.S.C 301, et seq., as it has been or may be amended or supplemented from time-to-time, and all rules and regulations promulgated or issued under or in connection therewith.

1.2	“Adverse Drug Experience” means, with respect to the use of the Product, an unexpected side effect, injury, toxicity, sensitivity reaction, or unexpected incidence or severity of side effects, or any unfavorable and unintended sign, symptom or disease temporarily associated with the use of medical treatment, regardless of whether it is considered to be related to such treatment; it also includes failure of a drug product to exhibit expected pharmacological action or any adverse event occurring from abuse or overdose of the drug product, whether accidental or intentional. A “Serious Adverse Drug Experience” means, with respect to the Product, an Adverse Drug Experience that results in death, a life threatening adverse drug experience, in-patient hospitalization or prolongation of existing hospitalization, a persistent or significant disability or incapacity, or a congenital anomaly or birth defect, or any other event that may require surgical or other medical intervention to prevent any of the foregoing listed outcomes.

1.3	“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with the former Person, where “control” (and the correlative terms “controlling” and “controlled by”) mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through direct or indirect beneficial ownership of more than fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting securities of such Person, by contract or otherwise.

1.4	“Agreement” has the meaning set forth in the preamble hereof.

1.5	“Agreement Quarter” means any consecutive three (3) calendar month period elapsing during the Term hereof coincident with calendar quarters, except that (i) the first such Agreement Quarter shall commence on the Effective Date hereof and end on September 30, 2012 and (ii) the last Agreement Quarter may be shorter than a full three (3) calendar month period if this Agreement expires or is terminated effective on a date that occurs before what would otherwise be the last day of such Agreement Quarter.

1.6	“Agreement Year” means each consecutive four (4) Agreement Quarters elapsing during the Term hereof, except that the final Agreement Year may be shorter than a four (4) Agreement Quarter period if this Agreement expires or is terminated effective on a date that occurs before what would otherwise be the last day of the fourth Agreement Quarter of such Agreement Year.

1.7	“Alliance Manager” has the meaning set forth in Section 3.4 below.

1.8	“Auditor” has the meaning set forth in Section 7.3(b) below.

1.9	“cGMP” means current Good Manufacturing Practice as that term is defined from time-to-time by the FDA and/or any other relevant Government Authority having jurisdiction over the manufacture or sale of Product in the Territory, as reflected by any applicable law, rules, regulations or guidelines promulgated and/or administered by the FDA and/or any other relevant Government Authority in the Territory.

1.10	“Change of Control” shall, with respect to either Party, be deemed to occur when:

(i) any “person” or “group” (as such terms as defined below in this Section 1.10) is or becomes the “beneficial owner” (as defined below in this Section 1.10), directly or indirectly, of shares of capital stock or other interests of such Party then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers, or similar supervisory positions of such Party representing more than fifty percent (50%) of the total voting power of all outstanding classes of voting stock or equity of such Party,

(ii) such Party consummates a merger, consolidation or similar transaction with another Person (whether or not such Party is the surviving entity) and as a result of such merger, consolidation or similar transaction the Persons that beneficially owned, directly or indirectly, the shares of voting stock or equity of such Party immediately prior to such transaction do not beneficially own, directly or indirectly, shares of voting stock or equity of the surviving Person representing at least a majority of the total voting power of all outstanding classes of voting stock or equity of the surviving Person,

(iii) such Party sells or transfers to any Third Party, in one or more related transactions, properties or assets representing all or substantially all of such Party’s assets, or

(iv) the holders of capital stock or equity of such Party approve a plan or proposal for the liquidation or dissolution of such Party.

For the purpose of this Section 1.10, (A) “person” and “group” have the meanings given such terms under Section 13(d) and 14(d) of the United States Securities Exchange Act of 1934 and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the United States Securities Exchange Act of 1934, (B) a “beneficial owner” shall be determined in accordance with Rule 13d-3 under the United States Securities Exchange Act of 1934, and (C) the term “beneficially owned” and “beneficially own” shall have the meaning correlative to that of “beneficial owner.”

1.11	“Compliance Materials” means, as to either Party, such Party’s internal compliance policies and procedures as recorded in such Party’s books and records.

1.12	“Confidentiality Agreement” means that certain Confidentiality Agreement between Horizon and Mallinckrodt dated […***…].

1.13	“Co-promotion Fee” means the fee paid by Horizon hereunder to Mallinckrodt, as more fully described in Section 7.1 below.

1.14	“Detail” or “Detailing” means an in-person, face-to-face sales presentation of the Product made by a Sales Representative of Mallinckrodt to a healthcare professional who is permitted by applicable law to write a prescription for such Product.

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1.15	“Direct Cost” shall mean either or both of Direct Cost for Promotional Materials or Direct Cost for Samples, as the context shall reasonably require.

1.16	“Direct Cost for Promotional Materials” has the meaning set forth in Section 4.7(a) below.

1.17	“Direct Cost for Samples” has the meaning set forth in Section 6.3 below.

1.18	“Disclosing Party” has the meaning set forth in Section 1.53 below.

1.19	“Effective Date” has the meaning set forth in the preamble hereof.

1.20	“Enforcement Action” has the meaning set forth in Section 10.2(b) below.

1.21	“Exclusive Target” means and refers to any prescribing healthcare professional listed on the Mallinckrodt Call List and designated as an Exclusive Target.

1.22	“FDA” means the United States Food and Drug Administration or any successor agency performing comparable regulatory functions in the Territory.

1.23	“Generic Drug Act” means the Generic Drug Enforcement Act of 1992, 21 U.S.C. §335a, as it has been or may be amended or supplemented from time-to-time.

1.24	“Governmental Authority” means any court, agency, authority, department, regulatory body or other instrumentality of any federal, state or local government which has competent and binding authority to regulate, enforce or otherwise control the activities of the Parties as contemplated herein.

1.25	“Horizon” has the meaning set forth in the preamble hereto.

1.26	“Indemnitee” has the meaning set forth in Section 12.3 below.

1.27	“Indemnitor” has the meaning set forth in Section 12.3 below.

1.28	“JAMS” has the meaning set forth in Section 13.6(b) below.

1.29	“Joint Management Committee” or “JMC” has the meaning set forth in Section 3.1 below.

1.30	“Legal Requirements” means, as they are now in effect or as they may hereafter be amended or supplemented, any or all of the following as they may be applicable in any particular circumstances: (i) the PhRMA Code, (ii) the OIG Guidelines, (iii) the Act, (iv) the Generic Drug Act, (v) PDMA, (vi) OPDP’s applicable promotional guidelines, (vii) all applicable regulations, guidelines and directives of the FDA, including those concerning the marketing and advertising of prescription drug products, (viii) the Federal Health Care Programs Anti-Kickback Law, 42 U.S.C. §1320a-7b(b), (ix) the statutes, regulations and directives of Medicare, Medicaid and all other government funded or sponsored healthcare programs in the Territory, (x) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), (xi) the False Claims Act, 31 U.S.C. §3729 et seq., (xii) comparable state laws and implementing regulations for referenced laws, and (xiii) all other federal, state and local laws, rules and regulations that are in effect in the Territory and are applicable in any manner to the performance by either or both of the Parties of their obligations or the exercise of their rights under this Agreement, all as have been or may be amended or supplemented from time-to-time.

1.31	“Loss” has the meaning set forth in Section 12.1 below.

1.32	“Mallinckrodt” has the meaning set forth in the preamble hereto.

1.33	“Mallinckrodt Call List” means that list of healthcare professionals with the legal right to prescribe pharmaceutical dosage products in the Territory, which list has been agreed upon by the Parties and exchanged […***…] and […***…].

1.34	“Mallinckrodt Forecast” has the meaning set forth in Section 6.3 below.

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1.35	“Measurement Period” means, with respect to any Supply Failure (as defined herein) any consecutive […***…] calendar month period elapsing during the Term.

1.36	“[…***…] Report” has the meaning set forth in Section 7.1(a) below.

1.37	“NSAID Product” has the meaning set forth in Section 6.5(a) below.

1.38	“OIG Guidelines” means the Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers, dated April 2003, as it has or may be amended as supplemented from time-to-time.

1.39	“OPDP” means the FDA’s Office of Prescription Drug Promotion (formerly the Division of Drug Marketing, Advertising and Communications or DDMAC) or any successor Governmental Authority performing comparable functions.

1.40	“Paragraph IV Notice” has the meaning set forth in Section 9.2(v) below.

1.41	“Party” and “Parties” has the meaning set forth in the preamble hereto.

1.42	“Payment Report” has the meaning set forth in Section 7.1(b) below.

1.43	“PDMA” means the federal Prescription Drug Marketing Act, as it has been or may be revised or supplemented from time-to-time.

1.44	“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership, or other business entity, or any government or agency or political subdivision thereof.

1.45	“PhRMA Code” means the PhRMA Code on Interactions with Healthcare Professionals, as it has been or may be revised or supplemented from time-to-time.

1.46	“PIR” has the meaning set forth in Section 5.5(a) below.

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1.47	“PPACA” has the meaning set forth in Section 6.3 below.

1.48	“Product” has the meaning set forth in the preamble hereto.

1.49	“Product Complaint” means any written, electronic or verbal communication from any customer, user, prescriber or other Third Party that alleges deficiencies concerning the identity, quality, durability, appearance, reliability, effectiveness, performance or any side effects of or concerning the Product.

1.50	“Promote”, “Promotional”, “Promotion”, “Promoting”, and any variation thereof, shall mean and refer to those activities undertaken by a pharmaceutical company (in this Agreement, either Horizon and/or Mallinckrodt, as the context may require) to encourage appropriate use of the Product, including detailing, sampling, advertising, the provision of discounts and all other lawful and appropriate forms of advertising and promotion.

1.51	“Promotion Commencement Date” has the meaning set forth in Section 4.2(a) below.

1.52	“Promotional Materials” means those informational, advertising, marketing, educational and training materials developed and used by Horizon which are necessary and/or useful in connection with the Promotion of the Product, including (without limitation) Detailing aids, leave behind educational items, journal advertising, educational programs, appropriate reprints, monographs, patient support kits, exhibit materials, direct mail, training courses and formulary binders.

1.53

“Proprietary and Confidential Information” means any proprietary and confidential information communicated by or on behalf of one Party or any of its Affiliates (the “Disclosing Party”) to the other Party or any of its Affiliates (the “Recipient Party”) in connection or relating to this Agreement (including discussions and negotiations relating hereto), whether communicated prior to, on, or following the Effective Date, including financial, marketing, business, technical and scientific information or data, information related to compensation of sales representatives, information contained within any commercial plan, budget or financial statements, and the information exchanged pursuant to this Agreement, in any case whether communicated in writing, orally, electronically or by means of inspection. For the avoidance of doubt, the commercial data and information generated by each Party in connection with its activities under this Agreement are the Proprietary and Confidential Information of that Party (except that all commercial data and information specific to the Product shall be the Proprietary and Confidential Information of Horizon), the terms of this Agreement are the Proprietary and Confidential Information of both Parties, and Compliance Materials provided by the Disclosing Party to the Recipient Party are the Proprietary and Confidential Information of the Disclosing Party. Notwithstanding the immediately foregoing, Proprietary and Confidential Information shall not include information that the Recipient Party, having the burden of proof, can show through written documentation:

(i) at the time of disclosure, is publicly known,

(ii) after the time of disclosure, becomes part of the public domain, except by breach of any agreement between the Disclosing Party and the Recipient Party (including this Agreement),

(iii) is or was in the possession of the Recipient Party at the time of disclosure by the Disclosing Party and was not acquired directly or indirectly from the Disclosing Party or from any Third Party under an agreement of confidentiality to the Disclosing Party, and

(v) is or was developed by the Recipient Party without use of or reference to the Disclosing Party’s Proprietary and Confidential Information.

1.54	“Quarterly Minimum Prescription Levels” has the meaning set forth in Section 4.4(a) below.

1.55	“Recipient Party” has the meaning set forth in Section 1.53 above.

1.56	“Regulatory Approval” means any and all consents or other authorizations and approvals required from a Governmental Authority to allow the Product lawfully to be marketed and sold in the Territory.

1.57	“Relevant Records” has the meaning set forth in Section 7.3(a) below.

1.58	“Residual Fee” has the meaning set forth in Section 7.2(a) below.

1.59	“Residual Fee Measurement Period” has the meaning set forth in Section 7.2(a) below.

1.60	“Sales Representatives” means the sales representatives of Mallinckrodt who will be performing the Promotional activities contemplated to be performed by Mallinckrodt with respect to the Product in accordance herewith, and may also mean and refer to any personnel of a Third Party that are used to supplement Mallinckrodt’s Promotional efforts hereunder, if and as permitted in accordance herewith.

1.61	SEC Reports” means the annual, quarterly and current reports filed by Horizon with the U.S. Securities and Exchange Commission.

1.62	“Source” means Source Healthcare Analytics, LLC (formerly known as Wolters Kluwer).

1.63	“Supply Failure” has the meaning set forth in Section 4.3(e) below.

1.64	“Target Commencement Date” has the meaning set forth in Section 4.2(a) below.

1.65	“Term” has the meaning set forth in Section 8.1 below.

1.66	“Territory” means the United States of America, excluding any territories or possessions and excluding Puerto Rico.

1.67	“Third Party” means any Person other than Horizon or Mallinckrodt or their respective Affiliates.

1.68	“Third Party Infringement Claim” has the meaning set forth in Section 10.2(a) below.

1.69	“Trademark” means, with respect to either Party and as the context may require, any trademark, trade dress, service mark, trade name, brand name, corporate name, logo, business symbol, or any other identifying word, slogan, symbol or design, or any combination thereof, whether registered or unregistered.

ARTICLE II

GRANT OF CO-PROMOTION RIGHTS

2.1 Grant of Co-promotion Rights.

During the Term, and subject to and in accordance with the terms and conditions hereof, Horizon hereby grants to Mallinckrodt and Mallinckrodt hereby accepts a non-exclusive right to Promote the Product under the Horizon Trademarks to the Exclusive Targets in the Territory. For clarity, except as and to the extent set forth in Section 6.6, Horizon shall continue to have the right to, and to grant to one or more Third Parties the right to, Promote, sell and market the Product throughout the Territory.

2.2 Subcontracting of Performance.

Neither Party may subcontract or delegate the performance of its obligations hereunder without the advance written consent of the other Party, except (i) in connection with an assignment of its rights and obligations hereunder to the extent permitted pursuant to Section 13.1 below, (ii) that either Party may perform any or all of its obligations and may exercise any of its rights hereunder through any of its Affiliates, as long as the other Party is notified in writing of the details of such performance and exercise, it being understood the Party delegating such performance and exercise shall remain fully responsible for the performance of its obligations under this Agreement, and (iii) that Horizon may subcontract with, delegate to and/or rely upon the services of one or more Third Parties for performance of its obligations with respect to the manufacture, production or supply of its Product, Product samples and

Promotional Materials. Mallinckrodt may propose to subcontract with one or more Third Parties to supplement its Promotion efforts for the Product by notifying Horizon in writing of the proposed subcontracting arrangement and, subject to Horizon’s prior written consent, Mallinckrodt may proceed with the subcontracting arrangement with such Third Party on the terms proposed to Horizon, it being understood Mallinckrodt shall remain fully responsible for the performance of its obligations under this Agreement, including any performance by such Third Party subcontractor; provided that, Horizon’s consent shall not be required for any subcontracting arrangement put in place by Mallinckrodt with any Third Party if and to the extent any such subcontracting arrangement involves Promotion of the Product by the employees or agents of such Third Party with respect to less than […***…] percent ([…***…]%) of the Exclusive Targets on the Mallinckrodt Call List.

2.3 Retention of Rights.

Horizon retains all proprietary interests in the Product and Mallinckrodt shall not have nor represent that it has any control or proprietary interest in the Product, except for any rights explicitly granted hereunder. Except as expressly set forth herein, nothing in this Agreement shall be deemed to grant to Mallinckrodt, by implication, a license or other right in any patent, Trademark or similar property of Horizon or its Affiliates.

ARTICLE III

CO-PROMOTION COORDINATION

3.1 Establishment of Joint Management Committee.

Except for any specific agreement by the Parties to the contrary as set forth herein, the activities and resources of each Party shall be controlled and managed by such Party, acting independently and in its individual capacity. Subject to the immediately preceding sentence, as soon as possible after the Effective Date but no later than […***…] days thereafter, the Parties will establish a “Joint Management Committee” or “JMC” which shall have the purpose of

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coordinating, monitoring, reviewing and discussing the strategic and operational elements of the Promotional activities of the Parties.

3.2 Role and Authority of the JMC.

The JMC’s role shall be:

(i) to facilitate the exchange of any information and data (including Proprietary and Confidential Information) between the Parties as required to allow each Party efficiently to perform its obligations and exercise its rights hereunder and to establish appropriate procedures, restrictions and safeguards relative to the exchange of any information and data,

(ii) to review and discuss any marketing plans and Promotional strategies established by Horizon for the Product to ensure consistent messaging and positioning of the Product by Mallinckrodt and to facilitate a consistent approach to pharmacovigilance and regulatory activities,

(iii) to review, discuss and approve any changes to be made to the Mallinckrodt Call List, which changes shall be made no more frequently than […***…] per […***…] unless otherwise agreed by the Parties,

(iv) to serve as a forum for the Parties to discuss opportunities and challenges encountered by Mallinckrodt in the Promotion of the Product and to ensure that Horizon’s marketing plans, Promotional strategy, messaging and positioning for its Product are made known to Mallinckrodt hereunder,

(v) to serve as a forum for the Parties to discuss the possible resolution of disputes that may arise between them relative to the administration and the intent of this Agreement (but not to displace the dispute resolution procedures set forth elsewhere herein, including those set forth in Section 13.6 below),

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(vi) to establish such subcommittees or working groups as the Parties may agree are necessary to achieve the objectives and intent of this Agreement, and

(vii) to perform such other functions as may be agreed upon by the Parties in writing.

Notwithstanding the preceding portions of this Section 3.2, except for the authority granted to the JMC in clause (iii) of the immediately preceding sentence and except as may otherwise be specifically and unambiguously provided herein, it is agreed by the Parties that the JMC shall not have the power or authority to amend, modify or waive any of the terms or conditions of this Agreement. For purposes of clarity, Horizon will have sole responsibility for establishing the overall marketing and Promotional strategy, messaging and positioning for its Product.

3.3 JMC Membership and Procedures.

(a) Subject to Section 3.2, the JMC shall make diligent efforts to operate by unanimous consensus between the representatives of Horizon, on the one hand, and the representatives of Mallinckrodt, on the other hand. For the avoidance of doubt, each Party shall […***…], regardless of the number of representatives of that Party present or voting. No decision of the JMC shall be valid unless each Party is represented by at least one (1) member at the meeting at which the decision is made. The Parties shall cause their respective representatives on the JMC to use their good faith efforts to resolve all matters appropriately presented to them in an expeditious manner.

(b) The JMC will be comprised of […***…] members, […***…] selected by each Party. Each Party has, prior to the Effective Date, provided to the other Party its initial appointments to the JMC. A Party may change any of its representatives to the JMC at any time by […***…]. The total number of members on the JMC may be changed by[…***…] from time-to-time, provided that, each Party has the right, in its sole discretion, to appoint an equal number of members to the JMC. The members appointed to the JMC by each Party shall be employees of such Party and shall have the requisite experience and seniority to discuss issues on behalf of such Party or to make decisions with respect to issues

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falling within the jurisdiction of the JMC; provided that, either Party may appoint non-employee representatives or consultants to serve as members of the JMC with the prior written consent of the other Party, such consent not to be unreasonably withheld.

(c) The chair of the JMC will be an employee of Horizon. The chair of the JMC shall have the authority and responsibility to call meetings of the JMC, to propose agendas for (and any other member of the JMC may add items to such agendas) and preside over such meetings, and to appoint a secretary to record minutes for such meetings. Minutes of any meetings of the JMC will not be considered final until representatives of both Parties have reviewed them and confirmed the accuracy of such minutes in writing. […***…].

(d) Meetings of the JMC may be called by the chair of the JMC from time-to-time and, upon no less than […***…] days’ notice, shall otherwise be called when requested by a Party; provided that, the JMC shall meet at lease […***…] during every […***…], and otherwise as required to discuss disputes or other issues judged to be of relative importance by one or both Parties. Meetings may be held in person or by video or telephone conference. Unless otherwise agreed, the location of in-person meetings shall alternate between the corporate offices of the Parties. The format of the meetings and all other procedural matters shall be decided by the JMC. Each Party shall bear its own travel and related costs incurred in connection with participation in the JMC.

(e) Communications among members of the JMC in connection with the conduct of the day-to-day business of the JMC shall not be subject to the notice provisions set forth in Section 13.4, but shall be governed by procedures agreed upon unanimously by the members of the JMC.

(f) For the avoidance of doubt, disputes between the Parties with respect to performance under or interpretation of this Agreement shall be decided pursuant to the provisions set forth in Section 13.6 below, or with respect to certain matters herein, in accordance with specific dispute resolution procedures expressly established herein for the

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resolution of disputes concerning such matters, and not by the JMC in the first instance unless the Parties specifically and unambiguously agree in writing to the contrary.

3.4 Alliance Manger.

Each Party shall, as soon as possible after the Effective Date, appoint a single individual to coordinate all daily, ordinary course of business interactions between the Parties that may be necessary to administer this Agreement effectively and carry out the intent and objectives of the Parties (for each Party, an “Alliance Manager”). Each Alliance Manager shall be experienced in project management, be knowledgeable about the marketing and sale of branded pharmaceutical dosage products in general and may also serve as one of his/her Party’s representatives on the JMC. Each Party may change its Alliance Manager effective upon written notice to the other Party.

ARTICLE IV

PRODUCT PROMOTION

4.1 Promotional Efforts Generally.

Mallinckrodt shall, during the Term and from and after the Promotion Commencement Date as set forth below in Section 4.2, use commercially reasonable efforts to Promote the Product within the Territory in a manner consistent with the marketing and Promotional strategies and Product positioning established by Horizon for its Product as communicated through meetings of the JMC and contacts between representatives of the Parties, including their Alliance Managers. Mallinckrodt shall focus its efforts on Detailing the Product to the Exclusive Targets on the Mallinckrodt Call List. Mallinckrodt shall cause its Sales Representatives and its employees and agents (including those of its Affiliates) to comply with the terms and conditions of this Agreement and all applicable Legal Requirements in connection with any Promotional activities performed by or on behalf of Mallinckrodt. Mallinckrodt understands and agrees that it will be responsible for the acts or omissions to act by any of its Sales Representatives and its employees and agents (including those of its Affiliates) in connection with performance under this Agreement. Furthermore, Mallinckrodt agrees that it will be responsible for all of its own costs and expenses related to the performance of its Detailing and Promotional activities hereunder, including (without limitation) costs and expenses associated with any meals, meetings and conferences, except as may otherwise be specifically set forth herein.

4.2 Promotion Commencement.

(a) Mallinckrodt shall use commercially reasonable efforts to commence Promotional activities with respect to the Product on a date that is no later than […***…] days after the Effective Date and, in any event, shall be required to commence Promotion of the Product on or before September 30, 2012. For purposes hereof, the actual date upon which Mallinckrodt begins Promotion of the Product shall be known as the “Promotion Commencement Date” and the date on which Mallinckrodt is required to commence Promotion of the Product shall be known as the “Target Commencement Date.”

(b) Notwithstanding any other provision hereof, in the event Mallinckrodt has failed to commence significant Promotional activity with respect to the Product on or before the Target Commencement Date, as set forth immediately above in Section 4(a), then Horizon shall have the right, effective immediately upon notice to Mallinckrodt, to terminate this Agreement in its entirety, subject to the consequences of such termination as set forth in Section 8.3 below.

4.3 Supply Failures.

If, during any Measurement Period occurring during the Term, in at least […***…] months of such Measurement Period or in any […***…] months occurring during any such Measurement Period, there is an occurrence of insufficient volume (as determined by standards to be developed by the Parties within […***…] days after the Effective Date) of Product in the retail distribution channel or in any significant portion of the retail distribution channel to meet orders for Product, as determined from a review of all relevant information, including information contained in Horizon’s warehouse inventory reports and in relevant EDI-852 forms (any such occurrence with respect to the Product during any particular

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Measurement Period, a “Supply Failure”), then Mallinckrodt shall have the right, within […***…] days after the end of any such Measurement Period in which a Supply Failure occurs, to terminate this Agreement in its entirety effective upon […***…] days written notice to Horizon, subject to the consequences of such termination as set forth in Section 8.3 below.

4.4 Prescription Volume.

(a) Mallinckrodt shall be required to achieve a certain minimum level of filled prescriptions attributable to Exclusive Targets during each Agreement Quarter elapsing during the Term hereof, except for the first Agreement Quarter (i.e., the period from the Effective Date through September 30, 2012) and the last Agreement Quarter if such Agreement Quarter is less than three (3) full months (“Quarterly Minimum Prescription Levels”). Specifically, Mallinckrodt shall meet the Quarterly Minimum Prescription Levels for each applicable Agreement Quarter with respect to the Product as set forth on Exhibit A attached hereto. The Parties will determine, with respect to a particular relevant Agreement Quarter, whether or not the Quarterly Minimum Prescription Level has been met using data provided to Horizon by Source, it being understood that Horizon shall disclose to Mallinckrodt only such data as is necessary to determine whether or not the Quarterly Minimum Prescription Level has been met, all Source data provided by Horizon to Mallinckrodt shall be Proprietary and Confidential Information of Horizon, and Mallinckrodt shall enter into a Third Party Data Use Agreement with Source and Horizon in the form attached hereto as Exhibit B (with modifications as agreed by Source, Horizon and Mallinckrodt) with respect to such data. No assessment will be made by either Party as to whether or not the Quarterly Minimum Prescription Level for any given Agreement Quarter has been achieved until […***…] days have elapsed after both Parties have had access to the Source data and any other data reasonably available to the Parties that is necessary to determine whether or not the Quarterly Minimum Prescription Level has been achieved for such Agreement Quarter so that data can be fully correlated with the Exclusive Targets. If the relevant Source data shows that, during the period of time commencing on October 1, 2012 and ending on September 30, 2013, the Quarterly Minimum Prescription Level has not been achieved with respect to any two (2) consecutive Agreement Quarters, then Horizon shall have the right, upon […***…] days advance notice to Mallinckrodt, to terminate this

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Agreement in its entirety, subject to the consequences of such termination as set forth in Section 8.3 below. If the relevant Source data shows that, during the period of time commencing on October 1, 2013 and ending on September 30, 2014, the Quarterly Minimum Prescription Level has not been achieved with respect to any two (2) consecutive Agreement Quarters, then either Party shall have the right, upon […***…] days advance notice to the other Party, to terminate this Agreement in its entirety, subject to the consequences of such termination as set forth in Section 8.3 below.

(b) In the event that, during the first full calendar month after the expiration of one (1) year from and after the Promotion Commencement Date, the monthly prescription volume for the Product in the United States (as determined from applicable Source data) is not equal to or greater than […***…] prescriptions, Mallinckrodt shall have the right to terminate this Agreement in its entirety effective upon […***…] days advance written notice to Horizon unless, within the first […***…] days of such notice period, the Parties are able to renegotiate this Agreement on mutually acceptable terms, which renegotiation both Parties will attempt in good faith. If, despite their exercise of good faith efforts, the Parties are unable, within such […***…] day period, to enter into a mutually acceptable agreement, this Agreement shall terminate effective on and as of the end of the […***…] day notice period, subject to the consequences of such termination as set forth in Section 8.3 below.

4.5 Representations to Customers.

Mallinckrodt shall, in connection with its Promotion of the Product, refrain from making (i) any false or misleading representations to healthcare providers, customers or others regarding Horizon or the Product, (ii) any representations, warranties, or guarantees with respect to the specifications, features, or capabilities of the Product other than those expressly set forth in the Promotional Materials being used by Mallinckrodt to Promote such Product and the applicable then-current FDA approved labeling and package insert or (iii) any representations, warranties or guarantees that are not consistent with any applicable Legal Requirements. Most importantly, Mallinckrodt agrees only to promote and to cause its Sales Representatives only to Promote the Product for its approved FDA indications and subject to any restrictions or limitation in its FDA-

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approved package insert, and not to suggest, imply or otherwise indicate that the use of such Product for any off-label indication or any use inconsistent with its FDA-approved package insert is permitted.

4.6 Staffing and Training.

(a) Mallinckrodt shall be solely responsible for all costs and expenses incurred to compensate its Sales Representatives, including, without limitation, the payment of all salary and benefits, including any incentive compensation or bonus payments, and the withholding of all taxes associated with any compensation paid to any Sales Representatives.

(b) From time-to-time, Mallinckrodt shall, in consultation with Horizon, establish training objectives and training plans for its Sales Representatives with respect to the Product. In that regard, Horizon shall supply to Mallinckrodt training materials and training assistance with respect to the Product […***…], in an amount, in a manner and at times to be determined by the Alliance Managers or other appropriate representatives of the Parties; but, at a minimum, Horizon shall provide to all of Mallinckrodt’s Sales Representatives, […***…] and before the Promotion Commencement Date, at least […***…] of […***…]training in a format and at a location to be reasonably agreed upon. Further, Horizon agrees during the Term to amend or supplement training materials and provide additional training assistance with respect to the Product, […***…], when and as required, to reflect changes in Legal Requirements or any changed circumstances with respect to the Product, and Mallinckrodt will disseminate such training materials to its Sales Representatives. Training materials provided shall address all matters relating to the Product required to ensure full compliance by Mallinckrodt Sales Representatives with applicable Legal Requirements (it being understood that Mallinckrodt remains solely responsible for any and all training of Sales Representatives with respect to applicable Legal Requirements other than those Legal Requirements relating to the Product) and to ensure Mallinckrodt Sales Representatives have full Product knowledge concerning disease states, appropriate indications and competitive product knowledge required effectively to Promote the Product. Mallinckrodt shall provide to its Sales Representatives such

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reinforcements and refresher training with respect to the Product as and when it may be reasonably required, with the prompt assistance of Horizon.

(c) Mallinckrodt shall ensure that only those Sales Representatives who have reviewed the training materials, completed training with respect to the Product and demonstrate an adequate knowledge of the Product shall be allowed to Promote the Product hereunder.

(d) During the Term hereof and for a period of one (1) year thereafter, neither Party shall actively recruit or solicit for employment any then-current member of the sales force of the other Party or any other staff member of the other Party who is engaged or had been engaged in the Promotion or Detailing of the Product. For the avoidance of doubt, nothing in this Agreement shall limit a Party from engaging in general recruitment through advertisements or recruiting through “head-hunters” so long as the staff members of the other Party are not specifically targeted in such recruitment effort.

4.7 Promotional Materials.

(a) At least […***…] days prior to the Target Commencement Date hereunder and thereafter as reasonably required by Mallinckrodt, Horizon shall provide […***…] to Mallinckrodt such amounts of all then-available Promotional Materials as Mallinckrodt shall request, and Mallinckrodt shall within […***…] days of receipt of any invoice (subject to the right to dispute any incorrect amount reflected in such invoice) reimburse Horizon for […***…], excluding in the case of Promotional Materials costs of […***…] and of […***…] herein below. All Promotional Materials shall prominently display the Trademark(s) of Horizon and shall only display any one or more of the Trademarks of Mallinckrodt hereunder upon the advance written consent of Mallinckrodt. The Parties agree that Horizon will only be obligated to provide Mallinckrodt Promotional Materials that Horizon has created for its own use, as available from time to time, and will not have any obligation to change the Promotional Materials for Mallinckrodt’s use or create any customized materials for Mallinckrodt.

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(b) All Promotional Materials provided to Mallinckrodt shall have been reviewed and approved by the promotional and review committee (or any bodies exercising similar functions) of Horizon. Mallinckrodt shall review any Promotional Materials prior to use and within a reasonable period of time (not to exceed […***…] days) from the date such Promotional Materials are first provided by Horizon, and Mallinckrodt shall not be required to use any Promotional Materials that are not reviewed by and acceptable to Mallinckrodt’s promotional review committee or any group or individuals with appropriate expertise within Mallinckrodt delegated to review such materials, although the obligation of Mallinckrodt to review the Promotional Materials shall be limited to a review of Legal Requirements and shall not involve a review of the factual or scientific basis underlying any claims set forth in any such Promotional Materials. In the event that, as a result of such review by Mallinckrodt hereunder (including any materials introduced after the Promotion Commencement Date), Mallinckrodt reasonably believes that changes to any such Promotional Materials are necessary or advisable to meet Legal Requirements or any regulatory requirements, such proposed changes shall be advanced for determination in accordance with procedures to be established by the Parties, with a view to limiting both Parties’ internal personnel resources and external costs associated with the review of Promotional Materials in any case while ensuring that all such Promotional Materials meet all applicable Legal Requirements and applicable regulatory standards.

(c) Mallinckrodt shall not be required to use any portion of the Promotional Materials provided by Horizon that (i) have not been approved by both its own and Horizon’s promotional and review committee (or similar body) or (ii) are not in compliance with applicable Legal Requirements and regulatory standards. Mallinckrodt shall only use Promotional Materials in the form so approved and in a manner consistent with the training provided pursuant to Section 4.5 and Mallinckrodt shall not unilaterally change, modify or supplement such Promotional Materials in any way following such approval and training (including by underlining or otherwise highlighting any text or graphics or adding any notes thereto). Notwithstanding anything in this Agreement to the contrary, Mallinckrodt shall not be required to take any action if Mallinckrodt reasonably determines that such action would violate applicable Legal

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Requirements or applicable regulatory standards, including any such action involving the use or dissemination of any Promotional Materials or training materials.

(d) Horizon shall at all times use commercially reasonable efforts to ensure sufficient quantities of Promotional Materials are available for use by Mallinckrodt in performing its obligations hereunder. In the event that, after the Promotion Commencement Date, changes in Legal Requirements or any other circumstance makes the revision or supplementing of Promotional Materials necessary or advisable, Horizon agrees to perform such revision or supplementation to the Promotional Materials as soon as reasonably possible and to make such revisions and supplements available to Mallinckrodt for review and approval in accordance herewith and consequent use as soon as that can reasonably be done. In no event shall Horizon be required to make any change, revision or supplementation to the Promotional Materials that Horizon reasonably believes is not necessary or advisable or would violate applicable Legal Requirements or applicable regulatory standards.

(e) Horizon shall own all copyrights and other intellectual property rights in and to all Promotional Materials (other than any licensed Third Party copyrights), whether or not created before or during the Term of this Agreement.

4.8 License to Use Horizon Trademarks for Promotional Activities.

(a) Horizon Trademarks must appear on all Promotional Materials that make reference to the Product, to the extent such Promotional Materials would typically contain any Trademark, as defined hereunder. In no event shall Mallinckrodt have any right to use any Trademark other than a Horizon Trademark in connection with the Product or the Promotion thereof, absent the prior written consent of Horizon. Horizon hereby grants to Mallinckrodt (and to the extent provided in Section 2.2(ii), Affiliates of Mallinckrodt performing Promotional activities) a non-exclusive, royalty-free right and license to use, in the Territory, the Horizon Trademarks and to use, reproduce and distribute Promotional Materials and any other Product-related materials made available by Horizon to Mallinckrodt, in each case solely for the Promotion of the Product in accordance with the terms and conditions of this Agreement, which license shall not be sublicensable, assignable, or transferable (except to the extent permitted pursuant to Section 13.1 below), except that Mallinckrodt may grant a limited non-exclusive sublicense under such license, limited in the same manner as such license to Mallinckrodt, to any Third Party providing Sales Representatives to the extent permitted in accordance with the terms of Section 2.2 above. Such license (and any sublicense thereunder granted to any Third Party) shall expire immediately upon the expiration or termination in its entirety of this Agreement for any reason. Mallinckrodt recognizes Horizon’s rights in and to the Horizon Trademarks, its Promotional Materials and other Product-related materials, and shall not at any time, during or after the Term, intentionally do or knowingly suffer to be done any act or thing which would impair the rights of Horizon in or to the Horizon Trademarks or any such materials. Mallinckrodt acknowledges and agrees that it and its Affiliates and permitted Third Party subcontractors shall not acquire and shall not claim any title to the Horizon Trademarks or any such materials adverse to Horizon by virtue of the rights granted under this Agreement or through use of the Horizon Trademarks or any such materials hereunder, it being the intention of the Parties that all goodwill and improved reputation generated by Mallinckrodt or any of its Affiliates and permitted Third Party subcontractors and its and their use of the Horizon Trademarks shall inure to the benefit of Horizon.

(b) Mallinckrodt (and any of its Affiliates and permitted Third Party subcontractors), with respect to its use of the Horizon Trademarks, will maintain quality standards for all of its uses of the Horizon Trademarks in connection with the Promotion of the Product that are consistent with quality standards that are (i) used by Horizon in connection with its pharmaceutical products, (ii) communicated by Horizon to Mallinckrodt and (iii) reasonable. Subject to the foregoing and to the other provisions of this Agreement, Mallinckrodt acknowledges and agrees that Horizon has the right, at any time, to modify or supplement such quality standards and that Mallinckrodt, as the licensee hereunder, must implement such new standards or changes following receipt of notice of such additions or changes; provided that, […***…] associated with such modifications and supplements and that such modifications and supplements are reasonable.

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ARTICLE V

COMPLIANCE AND REGULATORY AFFAIRS

5.1 Regulatory Approvals.

Horizon shall use commercially reasonable efforts during the Term to maintain and continue all Regulatory Approvals for the Product.

5.2 Compliance with Regulatory Requirements.

Unless otherwise required by applicable Legal Requirements or expressly provided by this Agreement, Horizon will retain exclusive authority over and responsibility for complying with all regulatory requirements and maintaining all contacts with Governmental Authorities with respect to the Product, including the maintenance and updating of the Regulatory Approval, the reporting of any Adverse Drug Experiences to the FDA, the compliance of Promotional Materials with Legal Requirements, and the filing of Promotional Materials with OPDP and the FDA; provided that the foregoing does not limit any obligation of Mallinckrodt under this Agreement or under applicable Legal Requirements.

5.3 Compliance Materials.

(a) Each Party has, prior to the Effective Date, provided to the other Party access to its Compliance Materials, and shall from time-to-time thereafter promptly provide updates to such Compliance Materials if and as they are amended or supplemented. Each Party shall ensure that relevant portions of its Compliance Materials comply at all times with all applicable Legal Requirements.

(b) In performing its duties hereunder, each Party shall, and shall cause its Affiliates, and its and their employees, agents, representatives (including, in the case of Mallinckrodt, Sales Representatives) and contractors to comply with applicable Legal Requirements and with Horizon’s Compliance Materials as applicable to the activities of the Parties contemplated by this Agreement. Without limiting the foregoing, Mallinckrodt shall ensure that none of it or its Affiliates, and its and their employees, agents, representatives (including Sales Representatives), and contractors shall offer, pay, solicit or receive any remuneration to or from any healthcare provider (as that term is defined in the PhRMA Code) in order to induce or reward referrals of or purchase of a Product in violation of applicable Legal Requirements, including any anti-kickback laws. In particular, Mallinckrodt shall train its Sales Representatives on all applicable Legal Requirements and requirements of Horizon’s Compliance Materials as applicable to Promotional activities contemplated by this Agreement prior to any such Sales Representatives engaging in Promotion of the Product hereunder. Mallinckrodt and its Sales Representatives will not make any payments or transfers of value to any healthcare provider or to any employee, agent, or immediate family member of a healthcare provider other than providing Promotional Materials and/or Product samples as provided for herein, and if Mallinckrodt or any of its Sales Representatives makes such a payment or transfer of value, Mallinckrodt shall (i) maintain documentation of such payment or transfer of value and (ii) immediately notify and provide a copy of such documentation to Horizon.

(c) Notwithstanding any other term or condition of this Agreement, neither Party shall be required to participate in, fund or support any sales or marketing activities that, in such Party’s judgment, would conflict with or be inconsistent with such Party’s own Compliance Materials. Notwithstanding anything herein to the contrary, Mallinckrodt shall not be obligated to use Promotional Materials that, in its judgment, conflict with or are inconsistent with its own Compliance Materials.

5.4 Communications with Regulatory Authorities.

Except to the extent set forth in this Section 5.4, all communications with Government Authorities concerning the Product shall be the sole responsibility of Horizon. Mallinckrodt shall not, without the consent of Horizon, correspond or communicate with the FDA or with any other Governmental Authority, whether within the Territory or otherwise, concerning the Product, or otherwise take any action concerning any Regulatory Approval under which the Product is sold; provided that, Mallinckrodt shall have the right to do so (i) if it believes in good faith that it is necessary to do so to comply with the terms of this Agreement or any Legal

Requirement, or (ii) at the request of a Governmental Authority (provided that, where practicable, it shall have requested that such Governmental Authority communicate with Horizon instead), and in either such case ((i) or (ii)), to the extent not prohibited by Legal Requirements and not prohibited by the Governmental Authority, Mallinckrodt shall give Horizon notice […***…] of such communication and, to the extent practicable, shall permit Horizon to take part in any such communications and receive copies of all such communications. Mallinckrodt shall, within […***…] days after receipt of any communication from the FDA or from any other Governmental Authority relating to the Product, to the extent not prohibited by Legal Requirements and not so prohibited by the FDA or the applicable Governmental Authority, forward a copy of the same to Horizon and reasonably respond to all inquiries by Horizon relating thereto. Mallinckrodt shall comply with any and all reasonable direction of Horizon concerning any meeting or written or oral communication with the FDA or any other Governmental Authority relating to the Product, unless otherwise required by Legal Requirements or otherwise requested by the FDA or the other Governmental Authority.

5.5 Medical Inquiries.

(a) Horizon shall be solely responsible for all medical affairs activities relating to the Product including medical information support and medical communications and publishing activities, which activities shall be performed by or on behalf of Horizon […***…]. The Parties acknowledge that Mallinckrodt may receive requests for medical information concerning the Product from members of the medical profession and consumers. Horizon shall have the exclusive right to respond to questions and requests for information about the Product that are received from such Persons that either (i) warrant a response beyond the understanding of the Sales Representatives or (ii) are beyond the scope of the FDA-approved Product labeling and package inserts (each such request, a “PIR”). If PIRs are received by Mallinckrodt hereunder, the request will be referred to Horizon’s medical information department or an appointed Third Party vendor to which Horizon has instructed Mallinckrodt in writing to refer PIRs, within […***…] days after PIRs are received by a Sales Representative or other employee or contractor of Mallinckrodt.

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(b) Within […***…] days after the Effective Date hereof, the Parties will enter into a mutually agreeable safety data exchange agreement, that is consistent in all respect with the terms hereof. In the event of any conflict or inconsistency between the terms of this Agreement and such safety data exchange agreement, this Agreement shall prevail in every case.

5.6 Product Complaints

Mallinckrodt shall refer any Product Complaints which it receives to Horizon within […***…] days of its receipt thereof. Mallinckrodt shall not take any other action in respect of any such Product Complaint without the consent of Horizon unless otherwise required by applicable Legal Requirements, and in such case will immediately notify Horizon of the nature of any such action taken, if legally possible under the circumstances. At Horizon’s request, Mallinckrodt will reasonably cooperate with Horizon to resolve any Product Complaints and […***…]. All Product Complaints shall be directed to the attention of those individuals and at the locations and numbers specified in any pharmacovigilance agreement to be entered into between the parties in accordance with Section 5.7(d) below. Horizon shall provide Mallinckrodt with a summary of all Product Complaints received, directly or indirectly, by Horizon no less than […***…] per […***…].

5.7 Adverse Drug Experience Reports.

(a) Mallinckrodt shall notify Horizon: (i) of all Serious Adverse Drug Experiences within twenty four (24) hours of the time such Serious Adverse Drug Experiences become known to Mallinckrodt (including its Sales Representatives or other employees) and (ii) of all Adverse Drug Experiences that are not Serious Adverse Drug Experiences within […***…] days of the time such Adverse Drug Experiences become known to Mallinckrodt (including its Sales Representatives or other employees).

(b) Except as may otherwise be required by Legal Requirements, (i) Mallinckrodt shall not disclose any information concerning any Adverse Drug Experience or Serious Adverse Drug Experience to any Person or Governmental Authority without the prior written consent of

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Horizon, and (ii) Horizon shall determine, in its sole discretion, whether any Product Complaint, Adverse Drug Experience or Serious Adverse Drug Experience must be reported to the FDA or any other Governmental Authority.

(c) All follow-up investigations concerning any Adverse Drug Experience and/or Serious Adverse Drug Experience shall be conducted by Horizon or its appointed Third Party vendor to which Horizon has delegated such authority. At Horizon’s request, Mallinckrodt shall provide all reasonable cooperation with any such follow-up investigation, and Horizon shall reimburse Mallinckrodt for its reasonable, out-of-pocket expenses for such cooperation.

(d) Within […***…] days after the Effective Date, the Parties will enter into a separate and more detailed pharmacovigilance agreement, consistent with the terms of this Agreement (which the Parties may agree to combine with the safety data exchange agreement contemplated by Section 5.5(b) into one agreement). In the event of any conflict or inconsistency between the terms of this Agreement and such pharmacovigilance agreement, this Agreement shall prevail in every case. Horizon shall maintain, at its sole expense, the global safety database relating to the Product, and shall be responsible for complying with all reporting and other applicable Legal Requirements related thereto.

5.8 Recalls or Other Corrective Action.

Horizon shall have sole responsibility for and shall make all decisions with respect to any recall (including recall of packaging and Promotional Materials), market withdrawals or any other corrective action related to the Product. Horizon shall promptly consult with Mallinckrodt with respect to any such actions proposed to be taken by Horizon in the Territory (and in all events reasonably in advance of the taking of such actions), including all such actions that are reasonably likely to result in a […***…] on the Promotion of the Product in the Territory. At Horizon’s request, Mallinckrodt shall provide reasonable assistance to Horizon in conducting such recall, market withdrawal, or other corrective action (including retrieving Product samples distributed by Mallinckrodt’s Sales Representatives to healthcare providers), and […***…].

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ARTICLE VI

SALE, SUPPLY AND PRICING OF PRODUCTS AND OTHER COVENANTS

6.1 Manufacturing Obligations.

In accordance with the provisions of this Agreement and all applicable Legal Requirements, Horizon shall, at its cost and expense, use […***…] efforts to perform or cause to be performed all manufacture, labeling, packaging, warehousing, distribution and return, order entry, invoicing payment processing, customer services and all other activities required to supply and distribute the Product in the Territory as necessary or appropriate to enable Mallinckrodt to perform its obligations and to secure its rights under or as contemplated by this Agreement. Horizon shall use […***…] efforts to ensure timely supply of the Product to customers and Product samples ordered by Mallinckrodt in accordance with Section 6.3. In the event that, for any period of time during the Term, there is a shortage of or a failure to supply Product in a quantity sufficient timely to meet existing or forecasted orders for the Product, Horizon shall (i) immediately notify Mallinckrodt in writing of the nature of any such event, its expected duration, and the percentage of normal trade demand for the Product affected by any such event and (ii) shall use […***…] efforts to rectify any such failure to supply or shortage as soon as possible.

6.2 Product Sales and Pricing.

Horizon or its Affiliates shall book all sales of the Product in the Territory and shall be responsible for entering into any contracts and other arrangements with any Person regarding the sale of the Product. Horizon shall have the exclusive right to establish the pricing of the Product and approve the form, content and terms and conditions of contracts and other arrangements, including any discount, allowance, rebate, chargeback, or other term granted therein.

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6.3 Product Samples.

Horizon shall provide or cause to be provided to Mallinckrodt, as ordered by Mallinckrodt hereunder, samples of the Product that are not for sale and are distributed with no fee, to be distributed by Mallinckrodt solely in connection with the performance of Details to healthcare providers in accordance with this Agreement. Mallinckrodt shall place written purchase orders for samples of the Product with Horizon at least […***…] days in advance of the required date of delivery. Samples of the Product shall be provided […***…] by Horizon to Mallinckrodt at […***…] for the manufacture, packaging, labeling and shipping of such samples […***…] herein below. At least […***…] days before the beginning of each […***…] hereunder (or within […***…] days after the Effective Date with respect to the first […***…]), Mallinckrodt shall provide Horizon, […***…], with a […***…] month […***…] forecast of Mallinckrodt’s anticipated need for samples of the Product during the next […***…] Agreement Quarters (“Mallinckrodt Forecast”), which Mallinckrodt Forecast shall […***…] but shall set forth in good faith and based on all known factors Mallinckrodt’s best estimate of its Product sample needs during the forecasted period. Unless Horizon consents, Mallinckrodt shall not order for delivery in any Agreement Quarter a quantity of samples in excess of the estimate for such Agreement Quarter as set forth in the most recent Mallinckrodt Forecast. Within […***…] days after an order for Product samples is received by Horizon, Horizon shall be deemed to have accepted such sample order, provided that such sample order complies with the ordering requirements of this Section 6.3. Horizon shall deliver all samples of Product ordered by Mallinckrodt to Mallinckrodt by the required delivery date specified in each sample order. Mallinckrodt shall be responsible for distributing the samples of Product to its Sales Representatives in a timely manner. Horizon shall invoice Mallinckrodt, at the time of shipment, for each shipment of samples at the applicable price consistent with this Section 6.3(a) and payment by Mallinckrodt to Horizon shall be due to Horizon within […***…] days after the invoice date. Upon its receipt of samples, Mallinckrodt shall be solely responsible for accountability and compliance under the PDMA with respect to its Sales Representatives, and under other applicable Legal Requirements relating to the distribution of such samples by its Sales Representatives. Mallinckrodt will track all

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Product samples supplied to Mallinckrodt in a manner sufficient to allow Horizon to comply with Sections 6002 and 6004 of the Patient Protection and Affordable Care Act (“PPACA”) and their implementing regulations that have been issued prior to the Effective Date and that are issued after the Effective Date. Mallinckrodt shall also be responsible for securing the return and appropriate disposal of and reconciling existing sample inventories from discontinued Mallinckrodt Sales Representatives and from all Mallinckrodt Sales Representatives upon the expiration or termination of this Agreement in its entirety. Each Party shall be responsible for reporting directly to the FDA any known thefts or significant losses of Product samples in their possession, as the same is required by the then applicable FDA regulations, and Mallinckrodt shall promptly provide to Horizon a complete copy of any such report concerning Product.

6.4 […***…] on Purchase of Promotional Materials and Samples.

[…***…], Mallinckrodt shall not be required, with respect to the […***…], (i) to […***…] and (ii) to […***…], unless and to the extent the […***…] and billed to Mallinckrodt for […***…], with respect to both (i) and (ii) considered in the aggregate, is […***…]; i.e., the […***…] of […***…] and […***…] purchased by Mallinckrodt in each of the […***…] will be […***…].

6.5 Restriction on Commercialization.

(a) For the duration of the Term and for a period of one hundred eighty (180) days after the expiration or termination hereof, Mallinckrodt and its Affiliates shall not, directly or indirectly, commercialize or have commercialized in the Territory any oral solid NSAID prescription dosage pharmaceutical product containing a gastro-protective agent and with an indication only for the treatment of the signs and symptoms of rheumatoid arthritis and

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osteoarthritis (“NSAID Product”), provided that the foregoing covenant is subject to the exceptions and limitations set forth in Section 6.5(b), immediately below.

(b) Notwithstanding the covenant set forth above in Section 6.5(a), neither Mallinckrodt nor any Affiliate of Mallinckrodt shall be prohibited from:

(i) acquiring any securities required to be registered under the Securities Exchange Act of 1934, as amended, of any Person to the extent such acquisitions do not result in Mallinckrodt or any Affiliate owning in the aggregate more than […***…] percent ([…***…]%) of all issued and outstanding capital stock of such Person, or

(ii) acquiring (through merger, stock purchase, purchase of assets or otherwise) ownership of, or any equity interest in, any Person if the combined annual revenues of such Person and its subsidiaries derived from the sale of any one or more NSAID Products do not exceed […***…] percent ([…***…]%) of the combined total annual revenues of such Person and its subsidiaries for the most recent full fiscal year then ended, or

(iii) engaging in the marketing and sale of any pharmaceutical product other than an NSAID Product, as defined herein, or

(iv) engaging in any type of pharmaceutical drug product development activities or in the manufacture of any pharmaceutical drug product, whether or not it is an NSAID Product, as defined herein.

6.6 Restriction on Grant of Co-Promotion Rights for Exclusive Targets to Third Parties.

Neither Horizon nor any of its Affiliates will, during the Term hereof, grant to any Third Party any right to co-promote the Product to Exclusive Targets in the Territory; provided that the Parties acknowledge and agree that Horizon has entered into an agreement with a Third Party prior to the Effective Date for such Third Party to provide promotional services to Horizon with respect to the Product, and performance of such services (including such Third Party’s promotion

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of the Product to Exclusive Targets in the Territory) shall not be restricted by this Agreement or be considered a breach of this Agreement by Horizon; provided that, it is further understood that such existing agreement of Horizon with such Third Party shall have no effect on the Mallinckrodt Call List or Mallinckrodt’s rights hereunder to be paid for prescriptions filled with respect to Exclusive Targets as contemplated pursuant to Section 7.1(a) below. In the event that either Horizon or its Affiliates are, at any time during the Term, in breach of the covenant set forth in the immediately preceding sentence, Mallinckrodt shall have the right, effective immediately upon notice to Horizon, to terminate this Agreement in its entirety, subject to the consequences of such termination as set forth in Section 8.3.

ARTICLE VII

COMPENSATION FOR CO-PROMOTION

7.1 Co-promotion Fee.

(a) In consideration of the performance by Mallinckrodt of its obligations hereunder and in addition to any consideration to which Mallinckrodt is entitled under Section 7.2 below, Horizon shall pay to Mallinckrodt a Co-promotion Fee in an amount payable for any given Agreement Quarter equal to […***…] for each […***…] Exclusive Targets and […***…] during such Agreement Quarter (regardless of whether or not such Exclusive Targets have been Detailed by Mallinckrodt or by Horizon (or anyone else on Horizon’s behalf), or by both, as such amount may be adjusted pursuant to Section 7.1(c) below; provided that, each […***…] will be calculated at an assumed […***…] of […***…] for the purpose of calculating the Co-promotion Fee hereunder (for example, a […***…] and another one for […***…] would not count as […***…] but as […***…]). The number of […***…] for any given Agreement Quarter shall be determined from (i) available data generated by […***…] for any such Agreement Quarter and (ii) from a written report to be delivered by Horizon to Mallinckrodt, within […***…] days after the end of each […***…] during the Term, setting forth a calculation of the […***…] during the […***…] for which the report is submitted, indicating the respective

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number of […***…] with respect to Exclusive Targets during such […***…], accompanied by such supporting documentation as may be necessary to support the calculation (for any given […***…], a “[…***…] Report”).

(b) The Co-promotion Fee for any given Agreement Quarter shall be paid by Horizon to Mallinckrodt within […***…] days after the end of the Agreement Quarter to which such payment is applicable, in United States dollars, and to an account and in a manner reasonably agreed upon by the Parties. Payment of the Co-promotion Fee for a given Agreement Quarter shall be accompanied by a written statement from Horizon, setting forth the calculation of the Co-promotion Fee payable to Mallinckrodt for such Agreement Quarter, consistent with the applicable provisions of Section 7.1(a) and all relevant terms defined in Article 1 above and such other information and supporting documentation as may be required to support the calculation and agreed upon in writing by the Parties (for any given Agreement Quarter, a “Payment Report”).

(c) In the event that, at any time during the Term and each time it occurs, Horizon makes a price increase or decrease with respect to the Product, it shall notify Mallinckrodt in writing of the amount thereof and its effective date and, from and after the effective date of any such changed price for the Product, the […***…] shall be […***…] from the then current amount by […***…]. Further, if any increase or decrease in the price of the Product becomes effective on a […***…] of any Agreement Quarter, the amount of the […***…] with respect to such Agreement Quarter shall be […***…] accordingly.

7.2 Residual Fee.

(a) In addition to the Co-promotion Fees payable to Mallinckrodt in accordance with Section 7.1 set forth immediately above, subject to the provisions of this Section 7.2 and subject to the provisions of Section 8.3 below, Horizon shall pay to Mallinckrodt a fee (“Residual Fee”) in an amount equal to (i) […***…] Percent ([…***…]%) of the Co-promotion Fees that were payable to Mallinckrodt with respect to the last […***…] elapsing prior to the

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expiration or termination of this Agreement (including the […***…] in which such expiration or termination occurred) or (ii) if any expiration of termination hereof does not coincide with the end of any full […***…], then in an amount equal to the sum of (x) […***…] Percent ([…***…]%) of the Co-promotion Fees that were payable to Mallinckrodt for the last […***…] prior to termination or expiration immediately prior to, and not including, the […***…] in which such expiration or termination occurred and (y) […***…] Percent ([…***…]%) of the amount of any Co-promotion Fee that was payable to Mallinckrodt for the […***…] in which any termination or expiration occurs, such amount multiplied by a fraction, the numerator of which is the number of […***…] that would have been in such […***…] absent termination or expiration and the denominator which is the number of […***…] that elapsed in such […***…] prior to and including the effective date of termination or expiration. The period for measurement of any Residual Fee as set forth in clause (i) or clause (ii) of the immediately preceding sentence, or as it may be altered under the circumstances described in Section 7.2(c) below, shall be referred to herein as the “Residual Measurement Period.”

(b) In the event this Agreement is terminated in its entirety prior to the elapse of […***…], the Residual Fee payable to Mallinckrodt hereunder shall be calculated with reference to the number of […***…] that have occurred from the Effective Date through the effective date of termination hereof and with reference to the Co-promotion Fees payable to Mallinckrodt during that shortened period of time, which shortened period of time shall, if it occurs because of the timing of any early termination hereof, be considered an appropriate Residual Measurement Period for calculation of any Residual Fee due Mallinckrodt hereunder.

(c) Notwithstanding any of the preceding provisions of this Section 7.2 or any other provisions of this Agreement to the contrary, should it be determined that Mallinckrodt has taken any actions that are in violation of the covenant set forth in Section 6.5 or if this Agreement is terminated by Horizon (i) pursuant to Section 4.2(b) or 8.2(h) or (ii) pursuant to Section 4.4(a) with respect to failure to achieve the Quarterly Minimum Prescription Level for any two (2) consecutive Agreement Quarters during the period of time commencing on October 1, 2012 and ending on September 30, 2013, then Horizon shall not be liable to pay to Mallinckrodt the

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Residual Fee that would otherwise be payable to Mallinckrodt in accordance with this Section 7.2.

(d) The Residual Fee shall be paid by Horizon to Mallinckrodt […***…].

7.3 Maintenance of Records and Audit Rights.

(a) Horizon shall maintain, for a period of […***…] years after the calendar year to which they pertain and for such additional period as specified by any applicable Legal Requirements, such books and records of Horizon (or anyone functioning on Horizon’s behalf) that relate in any manner to (i) Horizon’s payment and calculation hereunder of any Co-promotion Fees and Residual Fee to Mallinckrodt hereunder, including (without limitation) all books and records related to the […***…] with respect to Exclusive Targets for all applicable periods and all supporting documents with respect to any Payment Report and […***…] Report and, (ii) the amounts invoiced by Horizon to Mallinckrodt for Product samples and Promotional Materials and all records demonstrating the Direct Cost to Horizon for the same, all items referred to in clauses (i) and (ii) of this sentence, Horizon’s “Relevant Records”. Horizon shall ensure that its Relevant Records (including those in the possession of any Third Party acting on behalf of Horizon, to the extent it is possible with exercise of commercially reasonable efforts by Horizon) are complete and accurate, reflecting fairly the transactions they record and are maintained in accordance with Horizon’s accounting practices, consistently applied.

(b) Mallinckrodt shall have the right, upon reasonable prior written notice, no more than […***…] in any calendar year, during Horizon’s regular business hours and through the use of an independent accounting firm or other appropriate Third Party expert (“Auditor”) acceptable to Horizon (which acceptance shall not unreasonably be withheld or delayed), to review, examine and audit the Relevant Records of Horizon (including those in possession of any Third Party

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acting on behalf of Horizon to the extent, through the exercise of commercially reasonable efforts by Horizon, such records can be made available for audit, review or examination) pertaining to no more than the […***…] years immediately preceding the date of such notice for the sole purposes of (i) verifying the accuracy of calculation and payment by Horizon of any Co-promotion Fees (in particular, as reflected on any Payment Report) or the Residual Fee that may be due to Mallinckrodt hereunder with respect to such period and (ii) verifying the accuracy of Direct Costs invoiced by Horizon to Mallinckrodt for Product samples and Promotional Materials during such period. Mallinckrodt shall not audit any one period of time with respect to any subject of audit on more than one occasion. Mallinckrodt shall pay the fees and expenses of the Auditor associated with any review, examination or audit, except that Horizon shall pay any such fees and expenses allocable to a particular subject being audited for any particular period if, with respect thereto, the audit discloses, and it is finally determined in accordance herewith that, an amount due or charged to Mallinckrodt is more than […***…] percent ([…***…]%) in error and in Horizon’s favor. In the event the Auditor concludes, with respect to any given period of time, that additional payments were owed to Mallinckrodt or excess charges were invoiced to Mallinckrodt, the Auditor shall deliver to both Parties a written report setting forth its conclusions in detail and accompanied by all necessary supporting documentation. In the event that, within […***…] days after its receipt of any Auditor’s report, Horizon fails to object to the conclusions and details set forth in such report by delivering a written notice to Mallinckrodt of its specific objections to such report, the conclusions set forth in the Auditor’s report shall be deemed final and binding on both Parties and determinative of their obligations hereunder, and if any additional payment or refunds are required to be made to Mallinckrodt such amounts shall be paid by Horizon no later than […***…] days after the receipt by Horizon of the Auditor’s report, […***…], as appropriate, or if any overpayment was made to Mallinckrodt or additional charges should have been invoiced to Mallinckrodt, Mallinckrodt shall pay Horizon the amount of such overpayment or undercharges no later than […***…] days after the receipt by Horizon of the Auditor’s report. If, on the other hand, Horizon, within […***…] days of its receipt of any Auditor’s report, gives written notice to Mallinckrodt and in detail of its good faith dispute concerning one

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or more of the conclusions set forth in the Auditor’s report, then Horizon may withhold payment or refund to Mallinckrodt of any amounts with respect to which it has timely objected in good faith, but shall promptly pay or refund any amounts to which it has not so objected and therefore are not in dispute. If Horizon has timely provided notice to Mallinckrodt of dispute as to one or more items in the Auditor’s report, the Parties shall thereafter, for a period of no more than […***…] days after Mallinckrodt’s receipt of any written objections from Horizon, and in good faith, attempt to resolve any such disputes and, if they are unable to do so with respect to any one or more matters in dispute, then the matter(s) will be referred for final resolution to Third Party accounting firms and/or other experts (as appropriate to the dispute) selected by mutual agreement of the Parties, the written decision of which firms or experts will be final and binding upon the Parties and the fees and expenses of which firms or experts shall be paid as shall be reasonably directed in the final written decision submitted by such firms and experts.

ARTICLE VIII

TERM AND TERMINATION

8.1 Term.

The term of this Agreement shall commence on the Effective Date and shall end on and as of the close of business on December 31, 2014, unless extended or unless earlier terminated as otherwise set forth herein (“Term”). The Term shall be automatically renewed for additional and successive six (6) calendar month periods (i.e., for additional periods spanning two (2) consecutive Agreement Quarters), unless either Party provides to the other Party, at least […***…] days prior to the end of the initial Term or any renewal Term, as applicable, written notice of its intention that this Agreement not be renewed for any additional period of time.

8.2 Rights of Termination.

(a) Mallinckrodt shall have the right to terminate this Agreement in its entirety, pursuant and subject to the applicable provisions of Section 4.3, 4.4(b) or 6.6 above.

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(b) Horizon shall have the right to terminate this Agreement in its entirety, pursuant and subject to the applicable provisions of Section 4.2(b) or 4.4(a) above.

(c) Either Party shall have the right to terminate this Agreement in its entirety, pursuant and subject to the applicable provisions of Section 4.4(a) above or Section 13.3 below.

(d) Either Party shall have the right to terminate this Agreement in its entirety effective immediately upon written notice to the other Party (setting forth with particularity the reasons for termination) in the event any Governmental Authority takes any action or makes any objection, order, demand or directive that prevents either or both of the terminating Party or the other Party from performing its or their obligations hereunder in all material respects, or that makes or might make performance hereunder by either Party in violation of Legal Requirements, or that raises a reasonable apprehension in the terminating Party that continued performance of any one or more of its obligations hereunder might subject such Party to any penalty, claim, investigation or other action by any Governmental Authority or any Person acting on behalf of any Governmental Authority.

(e) Either Party shall have the right to terminate this Agreement in its entirety effective immediately upon written notice to the other Party (setting forth with particularity the reasons for termination) if a Third Party either (i) asserts in writing that the using, making, having made, selling, marketing or offering for sale of the Product infringes an issued United States patent owned or controlled by such Third Party and such other Party’s counsel has not, within […***…] days after receipt by either Party of any such assertion by the Third Party, provided in writing an unqualified opinion that the assertions of infringement are without merit or (ii) files a lawsuit or other action alleging that the using, making, having made, selling, marketing or offering for sale of the Product infringes an issued United States patent owned or controlled by such Third Party.

(f) Either Party shall have the right to terminate this Agreement in its entirety effective upon […***…] days prior written notice to the other Party in the event either the other Party or the terminating Party has been subject to a Change of Control; provided that, neither Party shall have the right to terminate this Agreement as a consequence of the public spin-off of

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Mallinckrodt and its Affiliates from Covidien plc, as publicly announced by Covidien plc (Mallinckrodt’s ultimate parent entity) in December 2011.

(g) Mallinckrodt shall have the right to terminate this Agreement in its entirety effective upon […***…] days prior written notice to Horizon from and after the date on which any Third Party commercially launches in the Territory a generic product that is AB-rated to the Product.

(h) In addition to any other rights of termination that are specifically enumerated or referenced in this Section 8.2, this Agreement may be terminated in its entirety by either Party effective upon notice (i) by reason of a material breach of this Agreement (other than as provided in clauses (ii) or (iii) below) if the breaching Party fails to remedy such breach within […***…] days after written notice thereof by the non-breaching Party, (ii) if the breaching Party fails to make any payments of any kind as and when due hereunder and such failure is not remedied within […***…] days after written notice thereof by the nonbreaching party (unless and to the extent there exists a good faith dispute as to the amount of any such payment due), or (iii) upon the bankruptcy, insolvency, dissolution or winding up of the other Party, except, in the case of a petition relative to any of the immediately foregoing filed involuntarily against a Party if such petition is dismissed within […***…] days of the date of its filing. Notwithstanding Section 8.2(h)(i) and (ii), a Party shall not be deemed to be in breach hereof if any acts or omissions to act that would otherwise constitute a breach hereunder are the subject of a good faith dispute that is subject to resolution in accordance with internal procedures established herein unless and until such internal procedures have been fully exhausted.

8.3 Consequences of Termination or Expiration.

(a) In the event this Agreement is terminated in its entirety by either Party or by the mutual written agreement of both Parties or this Agreement expires, at least the following shall be the consequences of any such termination or expiration:

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(i) Mallinckrodt shall end, and shall take all necessary steps to ensure that its Affiliates and all Third Parties acting hereunder on its behalf end, all Promotional activities hereunder with respect to the Product on and as of the effective date of termination or expiration or on such earlier date as the Parties shall agree, and control of all Promotional activities with respect to the Products will revert exclusively to Horizon,

(ii) Mallinckrodt shall return, and shall take all necessary steps to ensure that its Affiliates and all Third Parties acting hereunder on its behalf return, to Horizon or its designee all undistributed Product samples and undistributed Promotional Materials, and each Party shall return to the other Party copies of all Compliance Materials of the other Party and all embodiments of any Proprietary and Confidential Information of the other Party,

(iii) the JMC shall cease operation and be disbanded on and as of the effective date of any termination or expiration,

(iv) Horizon shall purchase from Mallinckrodt all of its undistributed and returned inventory of Product samples and Promotional Materials relative to the Product, at Mallinckrodt’s actual cost of acquisition hereunder for such inventories from Horizon, taking into account the effect of the provisions of Section 6.4 hereof,

(v) Mallinckrodt shall, subject to and in accordance with the applicable provisions of Section 7.2, remain eligible to receive payment from Horizon of the Residual Fee after any expiration or termination of this Agreement, except in the case of termination of this Agreement by Horizon pursuant to Section 4.2(b), the penultimate sentence of Section 4.4(a) or Section 8.2(h), or if it is determined that Mallinckrodt has taken any actions that are in violation of the covenant set forth in Section 6.5, and

(vi) no termination or expiration of this Agreement shall affect any obligations, including (but not limited to) any obligations of payment, by one Party to the other Party that have accrued prior to the effective date of termination or expiration or that may accrue through the exercise by Mallinckrodt of its rights under Section 7.3(b) at any time after such effective date of termination or expiration.

(b) In addition to the consequences of termination enumerated above in Section 8.3(a), as they may be applicable, the Parties will, in good faith and in the event of any termination of this Agreement, take such additional actions as may be necessary to conclude any relevant business and matters hereunder in a manner that is consistent with the intent and business objectives of both Parties as reflected by the terms and conditions hereof.

(c) In the event of any termination of this Agreement and except as may otherwise specifically be provided herein, no termination fee, liquidated damages or penalty of any kind shall be owed by either Party to the other Party solely by virtue of the exercise of any right of termination.

(d) Upon expiration or termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate, except that the following provisions shall survive the termination or expiration hereof: Sections 2.3, 4.6(d) (for a period of one (1) year after the date of such expiration or termination), 4.7(e), 6.5 (for a period of one hundred eighty (180) days following expiration or termination), 7.1 (until all payment obligations thereunder have been settled), 7.2 (until all payment obligations thereunder have been settled), 7.3 (for the period after the date of such expiration or termination specified therein), 8.3 and 9.4 and Articles I (for interpretational purposes), XI (for the period after the date of such expiration or termination specified therein), XII and XIII. Neither expiration nor termination of this Agreement shall relieve either party of any obligation accruing prior to such expiration or termination.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES

9.1 Representations and Warranties of Mallinckrodt.

Mallinckrodt hereby represents and warrants to Horizon as of the Effective Date, and covenants to Horizon, as follows:

(i) Organization. Mallinckrodt is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware, and has all necessary corporate power and corporate authority to own its properties and to conduct its business as currently conducted.

(ii) Authorization. The execution, delivery and performance of this Agreement are within the corporate power of Mallinckrodt and have been duly authorized by all necessary corporate action, and this Agreement has been duly authorized, executed and delivered by Mallinckrodt.

(iii) No Conflict. Where it would have any adverse effect on the consummation of the transactions contemplated herein or on the performance by Mallinckrodt of its obligations hereunder, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not (w) conflict with or result in a breach of any provision of Mallinckrodt’s organizational documents, (x) result in a material breach of any material agreement to which Mallinckrodt is party, (y) require Mallinckrodt to obtain any material approval or consent from any Governmental Authority or Third Party other than those consents and approvals which have been obtained prior to the date hereof or (z) violate any Legal Requirement applicable to Mallinckrodt.

(iv) Enforceability. This Agreement constitutes the valid and binding obligation of Mallinckrodt, enforceable against Mallinckrodt in accordance with its terms, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

(v) Litigation. There is no litigation, arbitration proceeding, governmental investigation, action or claims of any kind pending or, to the knowledge of Mallinckrodt, threatened, by or against Mallinckrodt or any of its Affiliates that would reasonably be expected materially to affect Mallinckrodt’s ability to perform its obligations hereunder.

(vi) Generic Drug Act. Pursuant to the Generic Drug Act,

(x) none of Mallinckrodt, its Affiliates, or, to the knowledge of Mallinckrodt, any Person under its direction or control is currently debarred by the FDA under the Generic Drug Act,

(y) none of Mallinckrodt, its Affiliates, or, to the knowledge of Mallinckrodt, any Person under its direction or control is currently using or will use in any capacity any Person that is debarred by FDA under the Generic Drug Act, and

(z) there have been no convictions of Mallinckrodt, its Affiliates, or to the knowledge of Mallinckrodt, any Person under its direction or control for any of the types of crimes set forth in the Generic Drug Act within the five (5) years prior to the Effective Date.

(vii) Legal Requirements. None of Mallinckrodt, it Affiliates, or, to the knowledge of Mallinckrodt, any Person under its direction or control is currently or has been excluded from a federal or state health care program under Section 1128 or 1156 of the Social Security Act, 42 U.S.C. §§ 1320a-7, 1320c-5 as amended or supplemented. None of Mallinckrodt, its Affiliates, or, to the knowledge of Mallinckrodt, any Person under its direction or control is otherwise currently excluded or has otherwise been excluded from contracting with the federal government. None of Mallinckrodt, its Affiliates, or, to the knowledge of Mallinckrodt, any Person under its direction or control is otherwise currently or has otherwise been excluded, suspended, or debarred from any federal or state program. Mallinckrodt shall immediately notify Horizon if, at any time during the Term, (x) Mallinckrodt or its Affiliates is convicted of an offense that would subject Mallinckrodt to exclusion, suspension or debarment from any federal or state program, or (y) Mallinckrodt becomes aware that any Person under the direction or control of Mallinckrodt or its Affiliates is convicted of an offense that would subject Mallinckrodt to exclusion, suspension or debarment from any federal or state program, or

(z) Mallinckrodt is, or is notified by any relevant Governmental Authority that it will be, excluded, suspended or debarred from any federal or state program. The occurrence of any of (x), (y), or (z) shall constitute a material breach of this Agreement.

9.2 Representations and Warranties of Horizon.

Horizon hereby represents and warrants to Mallinckrodt as of the Effective Date, and covenants to Mallinckrodt, as follows:

(i) Organization. Horizon is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and has all necessary corporate power and corporate authority to own its properties and to conduct its business, as currently conducted.

(ii) Authorization. The execution, delivery and performance of this Agreement are within the corporate power of Horizon and have been duly authorized by all necessary corporate action, and this Agreement has been duly authorized, executed and delivered by Horizon.

(iii) No Conflict. Where it would have any adverse effect on the consummation of the transaction contemplated herein or on the performance by Horizon of its obligations hereunder, the execution of this Agreement and the consummation of the transactions contemplated hereby do not (A) conflict with or result in a breach of any provision of Horizon’s organizational documents, (B) result in a material breach of any material agreement to which Horizon is party, (C) require Horizon to obtain any material approval or consent from any Governmental Authority or Third Party other than those consents which have been obtain prior to the date hereof or (D) violate any Legal Requirements applicable to Horizon.

(iv) Enforceability. This Agreement constitutes the valid and binding obligation of Horizon, enforceable against Horizon in accordance with its terms, subject to bankruptcy reorganization, insolvency, and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

(v) Intellectual Property. To the knowledge of Horizon, the manufacture of the Product and the Promotion, offer for sale and sale of the Product in the Territory in accordance with this Agreement does not and will not infringe any issued patents, trademarks or other intellectual property rights of any Third Party in the Territory. Horizon has not received any actual or threatened claim or demand from any Third Party alleging that any infringement, violation or misappropriation of such Third Party’s intellectual property rights has occurred as a result of or in connection with the manufacture, use, offer for sale, sale or importation of the Product in the Territory. Except with respect to the matters described in the SEC Reports, (A) Horizon is not aware of any actual, alleged or threatened infringement, violation or misappropriation by a Third Party of any Horizon intellectual property rights covering the Product or its manufacture, use, offer for sale or sale, and (B) Horizon has not received any actual or threatened claim or demand from any Third Party alleging invalidity or unenforceability of any patents or patent applications owned or otherwise controlled by Horizon covering the Product or its manufacture, use or sale, including any Paragraph IV notice received from a Third Party pursuant to the Act (§ 505(j)(2)(B)), as amended by the Hatch-Waxman Amendments and the Medicare Modernization Act, and FDA’s implementing regulations (21 C.F.R. § 314.95), wherein an Abbreviated New Drug Application sponsor whose application contains a Paragraph IV certification must send notice of such certification to the NDA holder and patent owner (each, a “Paragraph IV Notice”).

(vi) Litigation. Except with respect to the matters described in the SEC Reports, there is no litigation, arbitration proceeding, governmental investigation, action or claims of any kind pending or, to the knowledge of Horizon, threatened, by or against Horizon or any of its Affiliates that would reasonably be expected materially to affect Horizon’s ability to perform its obligations hereunder or Mallinckrodt’s performance of its obligations to Promote the Product hereunder.

(vii) Generic Drug Act. Pursuant to the Generic Drug Act,

(A) none of Horizon, its Affiliates, or, to the knowledge of Horizon, any Person under its direction or control is currently debarred by the FDA under the Generic Drug Act,

(B) none of Horizon, its Affiliates, or, to the knowledge of Horizon, any Person under its direction or control is currently using or will use in any capacity in connection with the Product any Person that is debarred by FDA under the Generic Drug Act, and

(C) there have been no convictions of Horizon, its Affiliates, or, to the knowledge of Horizon, any Person under its direction or control for any of the types of crimes set forth in the Generic Drug Act within the five (5) years prior to the Effective Date.

(viii) Legal Requirement. None of Horizon, its Affiliates, or, to the knowledge of Horizon, any Person under its direction or control is currently excluded or has been from a federal or state health care program under Sections 1128 or 1156 of the Social Security Act, 42 U.S.C. §§ 1320a-7, 1320c-5 as amended or supplemented. None of Horizon, its Affiliates, or, to the knowledge of Horizon, any Person under its direction or control is otherwise currently excluded or has otherwise been excluded from contracting with the federal government. None of Horizon, its Affiliates, or, to the knowledge of Horizon, any Person under its direction or control is otherwise currently or has otherwise been excluded, suspended or debarred from any federal or state program. Horizon shall immediately notify Mallinckrodt if, at any time during the Term, (x) Horizon or its Affiliates is convicted of an offense that would subject Horizon to exclusion, suspension, or debarment from any federal or state program, or (y) Horizon becomes aware that any Person under the direction or control of Horizon or its Affiliates is convicted of an offense that would subject Horizon to exclusion, suspension, or debarment from any federal or state program or (z) Horizon is, or is notified by any relevant Government Authority that it will be, excluded, suspended or debarred from any federal or state program.

(ix) No Other Co-Promotion Rights. Except as referenced in Section 6.6 herein above and for subcontractors performing marketing or promotional activities on behalf of Horizon that are not in person and face-to-face, none of Horizon or its Affiliates has, on and as of the Effective Date hereof, entered into nor is there currently in effect any binding agreement or other arrangement between Horizon or its Affiliates and any Third Party granting to such Third Party any right to market or promote the Product to the Exclusive Targets in the Territory.

(x) No Line Extensions. Horizon is not currently in the process of developing nor does it have any present intention of developing or commercializing any additional strength(s) or other line extension(s) of Product.

9.3 Product Sample Warranty.

Horizon warrants to Mallinckrodt that, at the time of delivery of all Product samples to Mallinckrodt hereunder, (u) such Product samples will be in conformity with the applicable specifications therefor and the Regulatory Approval for the Product, (v) such Product samples will have been manufactured in material compliance with cGMP and in compliance with all other applicable Legal Requirements, (w) such Product samples will have been manufactured in facilities that are in material compliance with all applicable Legal Requirements at the time of such manufacture, (x) such Product samples will not be adulterated or misbranded under the Act, (y) such Product samples may be introduced into interstate commerce pursuant to the Act and (z) the expiration date of such Product samples shall be no earlier than […***…] months after the date of delivery thereof.

9.4 Horizon Disclaimer.

EXCEPT AS EXPRESSLY PROVIDED HEREIN, HORIZON DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO THE PRODUCT OR OTHERWISE, INCLUDING ANY WARRANTY OF MERCHANTABILITY, ANY

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WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTY OF NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

ARTICLE X

INTELLECTUAL PROPERTY MATTERS

10.1 Intellectual Property Prosecution and Maintenance.

Horizon shall, at its own expense, use commercially reasonable efforts to prosecute and maintain, in the Territory, all Horizon intellectual property owned by Horizon that is related to the Product or its manufacture, use, marketing, offer for sale or sale in the Territory (including any patents, the Horizon Trademarks and any copyrights associated with the Promotional Materials). Horizon shall keep Mallinckrodt informed regarding material events with respect to the ongoing prosecution and maintenance of Horizon patents, to the extent they relate to the Product or its manufacture, use, marketing, offer for sale or sale in the Territory.

10.2 Infringement.

(a) If either Party shall learn of a claim or assertion that the manufacture, use, marketing, offer for sale or sale of the Product in the Territory infringes or otherwise violates the intellectual property rights of any Third Party (“Third Party Infringement Claim”), then the Party becoming so informed shall promptly, but in all events within […***…] days thereof, notify the other Party to this Agreement of the Third Party Infringement Claim. It shall be the sole responsibility of Horizon to determine the nature of and direct any defense against any such Third Party Infringement Claim with respect to the Product, at Horizon’s sole cost and expense and at its election and discretion. In the event any Third Party Infringement Claim is filed against Horizon with respect to the Product, Mallinckrodt shall cooperate with Horizon in the defense of such action at the reasonable cost and expense of Horizon if requested by Horizon.

(b) In the event of any infringement of Horizon’s patent or other intellectual property rights related to the Product or the manufacture, use, marketing, offer for sale or sale of such

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Product in the Territory, which infringement involves a product that could or does compete with the Product and/or could adversely affect either or both of the Parties’ interests under this Agreement with respect to the Product (including a Paragraph IV Notice received as a result of an Abbreviated New Drug Application filed by a Third Party for a generic version of the Product), Horizon shall, in its sole discretion, determine whether or not and in what manner to take appropriate legal action to redress such infringement (an “Enforcement Action”). In the event any such Enforcement Action is initiated, Horizon shall use commercially reasonable efforts to prosecute such matter and Horizon shall keep Mallinckrodt promptly informed regarding such Enforcement Action. At Horizon’s reasonable request, Mallinckrodt shall cooperate fully with Horizon with respect to any such Enforcement Action, and Horizon shall reimburse Mallinckrodt for its reasonable out-of-pocket costs and expenses incurred in providing such cooperation. Any recovery received as a result of any Enforcement Action shall belong to Horizon.

ARTICLE XI

CONFIDENTIALITY

11.1 Protection of Proprietary and Confidential Information.

(a) Except as may otherwise be provided in this Article XI, during the Term of this Agreement and for a period of […***…] years thereafter (or longer as required with respect to any Third Party information), each Recipient Party receiving Proprietary and Confidential Information shall maintain in confidence and use only for purposes specifically authorized under this Agreement all Proprietary and Confidential Information of the Disclosing Party. In protecting the Proprietary and Confidential Information of the Disclosing Party, the Recipient Party shall use the same degree of care as it employs in protecting in its own similar information, but in any event no less than a reasonable degree of care.

(b) To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a Recipient Party may disclose Proprietary and Confidential Information it is otherwise obligated under this Section 11.1 not to disclose to its

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Affiliates, consultants, agents and representatives, only on a need-to-know basis and only on condition that such Persons agree to keep the Proprietary and Confidential Information confidential for the same time periods and to the same extent as such Recipient Party and further agree to use such Proprietary and Confidential Information only for purposes relevant to the performance by a Recipient Party of its obligations under this Agreement. A Recipient Party shall be fully responsible for any improper disclosure or use of Proprietary and Confidential Information by its Affiliates, consultants, agents and representatives.

(c) If a Recipient Party is required under applicable Legal Requirements to disclose any Proprietary and Confidential Information of the Disclosing Party to any Governmental Authority in connection with bona fide legal process, then the Recipient Party may do so only if (i) it limits disclosure of the Proprietary and Confidential Information only to that information required to be disclosed, and (ii) it gives the Disclosing Party, if practicable and legal under the circumstances, prompt written notice of any instance of such a requirement in reasonable time for the Disclosing Party to attempt to object to or to limit such disclosure, with the cooperation of the Recipient Party and at the Disclosing Party’s cost and expense.

(d) The Parties have agreed upon the form and content of a press release(s) to be issued promptly following the execution of this Agreement. Any publicity, news release, public comment or other announcement, whether to the press, to stockholders or otherwise relating to this Agreement, including activities conducted hereunder, shall first be reviewed and approved by both Parties, except no approval shall be required for such publicity, news release, public comment or other public announcement which, in accordance with the advice of legal counsel to the Party making such disclosure, is required by applicable law, rule or regulation or for appropriate market disclosure. For clarity, any Party making any announcement which is required by applicable law, rule or regulation or for appropriate market disclosure will, unless prohibited by law, give the other Party an opportunity to review the form and content of such announcement and comment before it is made. The Parties shall work together to coordinate filings with governmental agencies, including the United States Securities and Exchange Commission, as to the contents and existence of this Agreement in such manner as the Parties shall reasonably deem necessary or appropriate, and each Party shall provide the other Party a reasonable opportunity to comment on any proposed filings, including redactions proposed thereto.

(e) Except as and if compelled by applicable law, rule or regulation or as provided in Section 11.(d) or this Section 11.1(e), each Party agrees not to disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party. Each Party may disclose the terms or conditions of this Agreement to Third Parties in connection with due diligence or similar investigations of such Party by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party shall be subject, in writing, to obligations of confidentiality and non-use with respect to the information disclosed to it at least as restrictive with respect to such information as the provisions of this Agreement.

(f) The Parties hereto agree that remedies at law may be inadequate to protect a party against any breach by the other Party (or any other Person acting in concert with such other Party or on its behalf) of any of the provisions of this Section 11.1. Accordingly, each Party shall be entitled to seek the granting of injunctive relief or other equitable relief (or any similar remedy) from a court of competent jurisdiction against any action that constitutes any breach of this Section 11.1, in addition to any monetary damages or other similar relief to which a party may be entitled, without the necessity of posting a bond or any other form of financial assurance.

(g) In the event of any conflict or inconsistency between the provisions of this Section 11.1 and this Agreement in general, on the one hand, and the terms and conditions of the Confidentiality Agreement, on the other hand, this Agreement shall prevail in every case.

ARTICLE XII

INDEMNIFICATION AND LIABILITY

12.1 Indemnification by Mallinckrodt.

Subject to the applicable provisions of this Article XII, Mallinckrodt, at its own expense, hereby agrees to defend, indemnify and hold Horizon and its Affiliates and their respective directors, officers, employees and agents harmless from and against any and all claims, actions, causes of action, losses, damages, injuries, liabilities, costs and expenses, including reasonable attorneys’ and experts’ fees and expenses (“Loss”) incurred by any such Person entitled to indemnification under this Section 12.1, directly or indirectly, arising out of or resulting from:

(i) any breach or violation of any of the representations, warranties and/or covenants of Mallinckrodt set forth herein,

(ii) any actual or asserted violation by Mallinckrodt and/or its Affiliates of any Legal Requirements, including any violation of any Legal Requirements by any Sales Representatives or Third Parties acting by on behalf of Mallinckrodt and/or its Affiliates in connection herewith,

(iii) any actions or omissions to act by any Sales Representative of Mallinckrodt and/or its Affiliates related to the Promotion of the Product (including, without limitation, any Promotion of the Product for any “off-label” indications or claims or any other false or misleading representations to healthcare providers or others regarding the Product or Horizon), and

(iv) any negligent or wrongful act or omission to act by Mallinckrodt or its Affiliates, or anyone acting on behalf of any of them, in connection with performance hereunder;

except for any Loss for which Horizon has the obligation to defend, indemnify and hold harmless pursuant to Section 12.2 below.

12.2	Indemnification by Horizon.

Subject to the applicable provisions of this Article XII, Horizon, at its own expense, hereby agrees to defend, indemnify and hold Mallinckrodt and its Affiliates and their respective directors, officers, employees and agents harmless from and against any and all Loss incurred by any such Person entitled to indemnification under this Section 12.2, directly or indirectly, arising out of or resulting from:

(i) any breach or violation of any of the representations, warranties and/or covenants of Horizon set forth herein,

(ii) any actual or asserted violation by Horizon and/or its Affiliates of any Legal Requirements, including any violation of any Legal Requirements by any sales representatives or Third Parties acting by on behalf of Horizon and/or its Affiliates in connection with Horizon’s Promotion, manufacture, marketing, offer for sale or sale of the Product,

(iii) any actions or omissions to act by any sales representative of Horizon and/or its Affiliates related to the Promotion of the Product (including, without limitation, any Promotion of the Product for any “off-label” indications or claims or any other false or misleading representations to healthcare providers or others regarding the Product),

(iv) any claim, lawsuit or other action made by any Third Party alleging that (A) the manufacture, use, offer for sale, sale or marketing of the Product by Horizon and/or (B) Mallinckrodt’s use of the Promotional Materials in the form provided by Horizon to promote the Product in compliance with the terms of this Agreement infringes or misappropriates any patent, trademark or other intellectual property rights of a Third Party (except with respect to clause (B), to the extent that Horizon directs Mallinckrodt to stop use of such Promotional Materials and Mallinckrodt does not do so),

(v) any claim, lawsuit or other action made by any Third Party alleging that the use of the Product has caused any Adverse Drug Experience, Serious Adverse Drug Experience or any other personal injury or death, or that the labeling of the Product fails properly or fully to warn users or prescribers of the Product of the risks associated with its use, or any other claim with respect to the Product that is in the nature of product liability,

(vi) any claim, lawsuit or other action alleging that any Promotional Materials provided by Horizon and used in accordance with this Agreement make false, unlawful or unsupported claims about the Product or otherwise violate any applicable Legal Requirements, and

(vii) any negligent or wrongful act or omission to act by Horizon or its Affiliates, or anyone act on behalf of any of them, in connection with performance hereunder,

except for any Loss for which Mallinckrodt has the obligation to defend, indemnify and hold harmless pursuant to Section 12.1 above.

12.3 Indemnification Procedures.

Unless and to the extent otherwise specifically provided herein, a Party or any other Person entitled to indemnification under this Article XII (the “Indemnitee”) that intends to claim indemnification under this Article XII with respect to any Third Party claim, lawsuit or action shall promptly notify the indemnifying Party (the “Indemnitor”) of any Loss arising out of any Third Party claim, lawsuit or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the sole right and responsibility to assume the defense thereof with counsel of its own choosing; provided, however, that an Indemnitee shall have the right to participate in the defense and to retain its own counsel, at its own expense. An Indemnitee shall not be entitled to indemnification under this Article XII if any settlement or compromise of a Third Party claim, lawsuit or action is effected by the Indemnitee without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. An Indemnitee shall not be entitled to indemnification with respect to any Third Party claim, lawsuit or action seeking only monetary changes in an amount in excess of the amount which such Third Party has unequivocally and in writing agreed with the Indemnitor it is willing to accept in settlement or compromise of any such Third Party claim. An Indemnitor (i) shall not enter into any settlement or compromise of any Third Party claim, lawsuit or action or consent to the entry of any judgment or other order with respect thereto unless it contains, as a part thereof, an unconditional release of the Indemnitee for liability for all Loss that may arise from such claim and (ii) shall not enter into any settlement or compromise of any Third Party claim, lawsuit or action or consent to the entry of any judgment or other order with respect thereto which contains any injunctive or other non-monetary relief that might in any way interfere with the future conduct of business by the Indemnitee. The failure by the Indemnitee to deliver notice to the Indemnitor within a reasonable time after the commencement of any such Third Party claim, lawsuit or action, if materially prejudicial to the Indemnitor’s ability to defend, shall relieve such Indemnitor of any liability to the Indemnitee under this Article XII. An Indemnitee, its Affiliates, and its and their employees, agents and representatives, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

12.4 Consequential Damages.

NEITHER MALLINCKRODT NOR HORIZON, NOR THEIR RESPECTIVE AFFILIATES, NOR THE DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS OF ANY OF THE FOREGOING, SHALL BE LIABLE FOR ANY SPECIAL, INCIDENTIAL, CONSEQUENTIAL, INDIRECT OR PUNITIVE DAMAGES OF ANY KIND THAT MAY ARISE UNDER OR BE RELATED TO THIS AGREEMENT, WHETHER OR NOT ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND WHETHER OR NOT SUCH DAMAGES MAY HAVE BEEN REASONABLY FORESEEABLE; PROVIDED THAT, THE FOREGOING LIMITATION SHALL NOT BE APPLICABLE TO ANY DAMAGES FOR BREACH OF ARTICLE XI OR LOSS ARISING DUE TO FRAUD OR WILLFUL MISCONDUCT OR TO THE OBLIGATIONS FOR INDEMNIFICATION UNDER SECTION 12.1 OR 12.2 WITH RESPECT TO THIRD PARTY CLAIMS, LAWSUITS OR ACTIONS.

ARTICLE XIII

MISCELLANEOUS

13.1 Assignment.

This Agreement, and a Party’s right and obligations hereunder, may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party, except that either Party may, without such prior written consent, assign or otherwise transfer this Agreement (i) in connection with a corporate reorganization to any Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party for the performance and observance of all such duties and obligations by such Affiliate, or (ii) to an unrelated Third Party in connection with a merger, consolidation or sale of substantially all of a Party’s business or assets to which this Agreement relates to such unrelated Third Party. Any purported assignment in violation of the preceding sentence shall be void. This Section 13.1 shall have no effect on the right of either Party to terminate this Agreement pursuant to Section 8.2(f) above.

13.2 Severability.

Should one or more provisions of this Agreement be or become invalid or unenforceable, the Parties hereto shall substitute, by mutual consent, valid and enforceable provisions for such invalid or unenforceable provisions which new provisions, in their economic and other effects, are sufficiently similar to the invalid or unenforceable provisions that it can be reasonably assumed that the Parties would have originally entered into this Agreement with such new provisions. In case such new provisions cannot be agreed upon, the invalidity or unenforceability of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole or the validity of any portions hereof, unless the invalid or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that one or both of the Parties would not originally have entered into this Agreement without such invalid or unenforceable provisions.

13.3 Force Majeure.

Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, except for the timely payment hereunder of any money due by one Party to the other, when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party (an “event of force majeure”), including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, the existence or administration of any laws, rules or regulations, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any Governmental Authority or the other Party; provided, however, that the Party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. Each Party shall provide the other party with prompt written notice of any delay or failure to perform that occurs by reason of an event of force majeure. If an event of force majeure causes a failure or delay in performance hereunder by a Party for more than one hundred twenty (120) consecutive days, which failure or delay has a material adverse effect on the other Party’s performance and/or the realization of its benefits hereunder, such other Party, at its option, may terminate this Agreement effective upon written notice to the Party experiencing an event of force majeure, subject to the consequences of such termination as set forth in Section 8.3 above.

13.4 Notices.

Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other, except for any notices required in connection with any pharmacovigilance or safety data exchange agreement between the Parties, shall be in writing, delivered personally, or by electronic transmission if receipt is confirmed electronically, or by courier, or by certified mail (postage prepaid) addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor, and shall be effective in all cases upon receipt by the addressee.

If to Horizon:

Horizon Pharma USA, Inc.

520 Lake Cook Road, Suite 520

Deerfield, IL 60015

Attn: Timothy P. Walbert, Chairman, Chief Executive Officer and President

Telephone: (847) 772-0050

E-mail: twalbert@horizonpharma.com

with a copy to:	Cooley LLP 4401 Eastgate Mall San Diego, CA 92121 Attn: L. Kay Chandler Telephone: (858) 550-6014 E-mail: kchandler@cooley.com

If to Mallinckrodt:

Mallinckrodt LLC

675 McDonnell Boulevard

Hazelwood, Missouri 63042

Attn: Jamie Harrell, VP & General Manager

    Specialty Pharmaceuticals – Brands

Telephone: (314) 654-3290

E-mail: jamie.harrell@covidien.com

with a copy to:	Mallinckrodt LLC 675 McDonnell Boulevard Hazelwood, Missouri 63042 Attn: C. Stephen Kriegh, Vice President, Legal Telephone:(314) 654-6040 E-mail: stephen.kriegh@covidien.com

13.5 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflict of laws provisions that might apply the law of another jurisdiction (except for the conflict of laws provisions contained in Section 5-1401 and 5-1402 of the New York General Obligations Law).

13.6 Dispute Resolution.

(a) The Parties hereby agree that they will attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement promptly by negotiations and, where specifically provided for, in accordance with any specific provisions for dispute resolution set forth elsewhere in this Agreement with respect to any particular matter or Article or Section hereof. If a controversy or claim should arise hereunder, and if a dispute resolution provision is not otherwise provided herein for settlement of such controversy or claim, the representatives of the Parties will confer at least once and will attempt to resolve the matter. Except as specifically provided elsewhere in this Agreement, if the matter has not been resolved within […***…] days

60	*** Confidential Treatment Requested

of their first meeting, the representatives shall refer the matter to appropriate members of their senior management. If the matter has not been resolved within […***…] days by members of the Parties’ senior management, any controversy or claim arising out of or relating to this Agreement may be settled as set forth in Section 13.6(b) set forth immediately below, if both Parties agree in writing.

(b) If and as the Parties agree to submit any dispute to arbitration, any such dispute arising between the Parties hereunder shall be settled by binding arbitration in accordance with the Judicial Arbitration and Mediation Services (“JAMS”) Comprehensive Arbitration Rules and Procedures, as such rules may be modified by this Section 13.6(b) or by written agreement of the Parties. The Parties shall mutually select a single independent, conflict-free arbitrator, who shall have sufficient background and experience to resolve the matter(s) in dispute. If the Parties are unable to reach agreement on the selection of the arbitrator within […***…] days after submission of a dispute to arbitration, then either or both Parties shall immediately request JAMS to select an arbitrator with the requisite background, experience and expertise. Notwithstanding the applicable JAMS rules, (i) the arbitrator shall resolve the dispute as expeditiously as reasonably possible, and in any event no later than […***…] days following referral of the dispute to the arbitrator and (ii) the arbitrator shall resolve the dispute in a manner that is fair and reasonable to the Parties in light of the totality of the circumstances and the terms of this Agreement. The place of arbitration shall be Chicago, Illinois, and all proceedings and communications shall be in English. Either Party may apply to the arbitrator for interim injunctive relief or may seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending resolution of the matter pursuant to this Section 13.6(b). The Parties shall have the right to be represented by counsel. Any judgment or award rendered by the arbitrator shall be final and binding on the Parties, and shall be governed by the terms and conditions hereof, including the limitation on damages set forth in Section 12.4 above. The Parties agree that such a judgment or award may be enforced in any court of competent jurisdiction. The statute of limitations of the State of New York applicable to the commencement of a lawsuit shall apply to the commencement of arbitration under this Section 13.6(b). Each Party shall bear its own costs and expenses and attorneys’ fees, and, unless otherwise agreed by the Parties or determined by the arbitrator, the Party that does not prevail in the arbitration proceeding shall pay the arbitrator’s fees and any administrative fees

61	*** Confidential Treatment Requested

of arbitration. All proceedings and decisions of the arbitrator(s) shall be deemed Proprietary and Confidential Information of each of the Parties, and shall be subject to Article XI above.

(c) For the avoidance of doubt, any dispute arising hereunder for which there is a specific dispute resolution procedure provided herein shall be settled only by application of such procedure and not by resort to the dispute resolution mechanics set forth in this Section 13.6.

(d) Any dispute which cannot be resolved by the Parties in accordance with Section 13.6(a) above and the Parties do not agree will be submitted to arbitration to be settled in accordance with the requirements of Section 13.6(b) above, may be settled through litigation brought by one or both of the Parties in a court of appropriate jurisdiction and venue, or by any other means agreed upon by the Parties.

13.7 Entire Agreement and Amendment.

This Agreement, together with the exhibits attached hereto, contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified or supplemented, only by a written instrument duly executed by authorized representatives of both Parties hereto, and shall not be deemed to be amended by any course of dealing or usage that arises between the Parties.

13.8 Headings.

The captions to the several articles, sections and clauses hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several articles and sections hereof.

13.9 Waiver.

The waiver by a Party hereto of any right hereunder or the failure of a Party to object on any occasion to a breach or failure of performance by the other Party shall not be deemed a waiver of a Party’s other rights hereunder or its right, on any subsequent occasion, to object to a breach by the other Party of any terms hereof or to insist upon the performance by the other party of its obligations hereunder.

13.10 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An executed signature page of this Agreement delivered by facsimile transmission or by electronic mail in “portable document format” (“.pdf”) shall be as effective as an original executed signature page.

13.11 Construction.

The Parties acknowledge and agree that: (i) each Party and its representatives have reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revisions, and (ii) the terms and provisions of this Agreement will be construed fairly as to each Party hereto and not in favor of or against either Party regardless of which Party was generally responsible for the preparation or drafting of this Agreement. Unless the context of this Agreement otherwise requires: (v) words of any gender include the other gender, (w) words using the singular or plural number also include the plural or singular number, respectively, (x) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement, (y) the terms “Article,” “Section,” “Exhibit,” or “clause” refer to the specified Article, Section, Exhibit, or clause of this Agreement, and (z) the term “including” or “includes” means “including without limitation” or “includes without limitation.” Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified.

13.12 Relationship Between Parties.

The Parties hereto are acting and performing as independent contractors, and nothing in this Agreement creates the relationship of partnership, joint venture, sales agency or principal and agent. Neither Party is the agent of the other, and neither Party may hold itself out as such to any other Person. All financial obligations associated with each Party’s business will be the sole responsibility of such Party except and as expressly otherwise stated.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

MALLINCKRODT LLC

By:	/s/ Mark C. Trudeau	[Illegible Signature]
Mark C. Trudeau President, Pharmaceuticals

HORIZON PHARMA USA, INC.

By:	/s/ Timothy P. Walbert
Timothy P. Walbert
Chairman, Chief Executive Officer and President

EXHIBIT A

Quarterly Minimum Prescription Levels

	Q4 2012	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014	Q2 2014	Q3 2014	Q4 2014
Quarterly Minimum Prescriptions (factored)	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

All references to quarters in the above table are to Agreement Quarters, as defined in Section 1.5. Prescriptions will be calculated based on the requirements of Section 7.1(a).

*** Confidential Treatment Requested

EXHIBIT B

THIRD PARTY DATA USE AGREEMENT

This Third Party Data Use Agreement (“Agreement”) is by and among Source Healthcare Analytics, LLC, a Delaware corporation with its principal place of business at 2394 East Camelback Road, Phoenix, Arizona 85016 (“SHA”), Insert Client Name , with its principal place of business at Insert Client Address (“Client”), and Insert Third Party Name with its principal place of business at Insert Third Party Address (“Contractor”). This Agreement shall only become effective as of the date last signed by all parties (“Effective Date”).

Scope of this Agreement. SHA provides certain data to Client pursuant to an agreement which, among other things, prohibits the disclosure of such data to third parties without entry into a Third Party Data Use Agreement (“License Agreement”). Client has requested SHA’s permission to disclose such data to Contractor for the purpose described below. By the signature below of an authorized representative of SHA, this Agreement constitutes SHA’s prior written permission to Client to disclose such data to Contractor subject to the terms and conditions contained in this Agreement.

DESCRIPTION OF LICENSE AGREEMENT

As used in this Agreement, “License Agreement” refers to the following agreement between SHA and Client:

Dated:

DESCRIPTION OF DATA AND USE

As used in this Agreement, “Data” refers to the following SHA data provided to Client pursuant to the License Agreement:

Contractor may only use the data for the following permitted use and only on behalf of Client pursuant to Section 1 and Section 2 of the Terms and Conditions on page 2 (“Permitted Use”):

DESCRIPTION OF CONTRACTOR’S LOCATION WHERE DATA WILL RESIDE (if different from above)

Address, City, State, Zip:

SHA, Client and Contractor acknowledge their receipt and acceptance of the terms and conditions of this Agreement by the signature below of their respective authorized representatives.

CONTRACTOR:	CLIENT:

By:	By:

Printed Name:	Printed Name:

Title:	Title:

Date:	Date:

SOURCE HEALTHCARE ANALYTICS, LLC:

By:

Printed Name:

Title:

Date:

THIRD PARTY DATA USE AGREEMENT

Terms and Conditions

1.	Contractor’s Use of Data.

(a) Subject to the terms and conditions of this Agreement, Contractor agrees to use the Data only for the Permitted Use set forth in this Agreement. Under no circumstances shall Contractor use any of the Data, or any information derived therefrom, for Contractor’s own direct benefit or for the direct benefit of any other person or entity other than Client. SHA shall have no obligation to support Contractor’s use of the Data. If upon the request of Contractor, SHA in its sole discretion elects to support Contractor’s use of the Data, SHA may charge Contractor its then standard rates for such support.

(b) Under no circumstances may Contractor resell, sublicense or otherwise distribute, disclose or permit access by any third party to any of the Data. The Data shall be delivered by SHA to Contractor, or by Client to Contractor, as applicable, only in de-identified format in compliance with the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations (“HIPAA”). Contractor represents and warrants that it shall not attempt, directly or indirectly, to re-identify any Data to identify a patient, pharmacy or a hospital provider. SHA may suspend delivery of any Data immediately upon notice from Contractor or Client, or in the event that SHA has good faith reason to reasonably believe, that identifiable data would be or is included in any Data. Contractor shall ensure that the Data will not be used by or on behalf of Contractor in any way to exhibit, reference, access or generate any patient, pharmacy or hospital level data. Contractor represents and warrants that it will not attempt to link, on an individual basis, any other information to the Data; and it maintains, and will continue to maintain, appropriate access controls to physically, technically, and administratively separate any such information from the Data, and from any products produced using all or any part of the Data.

2.	Confidentiality. Contractor shall use its commercially reasonable efforts to ensure any employee of Contractor receiving any Data is apprised of and appreciates the confidential and proprietary nature of the Data, and shall require each such employee to refrain from disclosing or discussing the Data with anyone other than the employees of Contractor, Client or SHA. Contractor’s employees shall only receive those portions of the Data necessary to fulfill Contractor’s obligations to Client as described herein. All copies of any of the Data, including any data derived therefrom, shall include SHA’s confidentiality notice and any other copyright notice or other proprietary notice, if any, appearing on the copy of the Data provided by SHA. In addition, any documents or materials prepared by Contractor or Contractor’s employees, agents or representatives which contain information derived from any of the Data, shall be conspicuously marked with confidential and/or proprietary notices substantially similar to those notices contained in the original deliverable received from SHA. No part of the Data shall be: (a) published by Contractor, (b) quoted, made or reproduced by Contractor for advertising, promotional or public relations purposes, (c) reproduced or placed in any data retrieval systems by Contractor, except as expressly provided herein; or (d) used in any legal proceedings, except where the production of any such Data or information is compelled under process or request by a court or administrative agency of competent jurisdiction, in which event Contractor shall promptly give notice of such process, adhere to SHA’s policies governing the use of SHA data in litigation, and cooperate with SHA in obtaining a protective order or other mechanism for the protection of any such Data.

3.	Term and Termination. The term of this Agreement shall begin on the Effective Date and shall terminate at the earlier of: (a) the termination of the License Agreement, however occurring; (b) the termination of Contractor’s services to Client relating to the use of the Data; or (c) thirty (30) days after written notice by Client or SHA to the other two parties indicating Client’s or SHA’s intention to terminate this Agreement. Prior to termination, Contractor shall destroy or return to Client all Data in Contractor’s control or possession, and an authorized representative of Contractor shall certify in writing to SHA, with a copy to Client, that Contractor has destroyed or returned to Client all Data in its possession or control.

4.	No Warranty. ANY DATA PROVIDED TO Contractor IN CONNECTION WITH THIS AGREEMENT IS PROVIDED TO Contractor “AS-IS” AND SHA MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, TO Contractor IN CONNECTION WITH THE DATA, INCLUDING THE IMPLIED WARRANTIES OR MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.	Limitation of Liability. Contractor acknowledges and agrees that SHA shall have no liability to Contractor under this Agreement, including but not limited to, any liability arising from the inaccuracy or incompleteness of the Data. In no event shall SHA be liable to Contractor under this Agreement for any incidental or consequential damages, including but not limited to, lost business, lost profits or third party claims, whether foreseeable or not, even if SHA has been advised of the possibility of such damages. The parties acknowledge and agree that a breach by Contractor of the provisions of this Agreement above will cause SHA and/or its affiliates irreparable injury and damage which may not be compensable by money damages, and, therefore, Contractor agrees that SHA and/or its affiliates shall be entitled to injunctive or other relief against Contractor to prevent such a breach by Contractor and to secure enforcement of the terms of this Agreement, in addition to any other remedies which may be available. Without limiting the availability to SHA of any other rights or remedies, if Contractor breaches any of the terms of this Agreement, SHA reserve the right to immediately terminate this Agreement upon notice to Client and Contractor.

6.	Inspection Rights. SHA may upon reasonable notice to Contractor send a representative to Contractor’s place of business to verify compliance with the terms of this Agreement; provided, that SHA shall keep any information learned by SHA in the course of such inspection confidential and shall not use such information for any purpose except to confirm compliance with this Agreement and not disclose such information to any third party. Such verification shall be performed during the normal business hours of Contractor upon no less than five business’ days prior written notice to Client and Contractor.

7.	Indemnification. Contractor agrees to indemnify SHA and hold SHA harmless for any and all third party claims, damages, costs, demands, or other liabilities (each, a “Claim”) arising from or relating to any breach of this Agreement by Contractor, including reasonable attorney’s fees. SHA shall promptly notify Client and Contractor of each such Claim at the time each Claim becomes known to SHA.

8.	Notices. All notices, demands or other communications required hereunder shall be given or made in writing and shall be delivered personally or sent prepaid (i) by certified or registered first class mail with return receipt requested or (ii) by a nationally-recognized common carrier’s overnight courier service, addressed to the receiving party at the address first written above or such other address as the receiving party may advise in writing to use hereunder.

9.	Miscellaneous. This Agreement sets forth the entire agreement between the parties and supersedes prior proposals, agreements and representations related to the subject matter of this Agreement, whether written or oral, except for the License Agreement. No modifications, amendments or waiver of any of the provisions of this Agreement shall be binding upon the parties unless made in writing and duly executed by authorized representatives of Contractor, Client and SHA. Contractor may not assign, transfer or sublicense any portion of this Agreement or the Data provided hereunder without the express written consent of Client and SHA. Any attempt to assign, transfer or sublicense by Contractor in violation of this Section 9 shall be void. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document. The headings of the paragraphs hereof are used for convenience only and shall not affect the meaning or interpretation of the content thereof. This Agreement and the relationship of the parties in connection with the subject matter of this Agreement shall be governed by and determined in accordance with the laws of the State of New York, excluding its conflicts of laws principles. THE PARTIES WAIVE TRIAL BY JURY IN CONNECTION WITH ANY CLAIM, ACTION OR SUIT ASSERTED, BROUGHT OR ARISING UNDER THIS AGREEMENT. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other parties of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement (or any part hereof), or the right of any of the parties thereafter to enforce each and every provision in accordance with the terms of this Agreement. If any provision of this Agreement is held to be invalid or unenforceable by any judgment of a tribunal of competent jurisdiction, the remainder of this Agreement shall not be affected by such judgment, and the Agreement shall be carried out as nearly as possible according to its original terms and intent. However, if the original intent of the parties cannot be preserved, this Agreement shall terminate upon the effective date of such judgment.